Exhibit 10.1
Execution Copy

CREDIT AGREEMENT
Dated as of June 23, 2011
among
THERMO FISHER SCIENTIFIC INC.,
as the Borrower,
BARCLAYS BANK PLC,
as Administrative Agent
and
The Other Lenders Party Hereto
BARCLAYS CAPITAL,
as Sole Lead Arranger and Sole Bookrunner
BANK OF AMERICA, N.A.,
as Syndication Agent
DEUTSCHE BANK SECURITIES INC.,
J.P. MORGAN SECURITIES, LLC, and
THE ROYAL BANK OF SCOTLAND PLC
as Documentation Agents

i

SCHEDULES

1.01	Mandatory Cost Formulae
2.01	Commitments and Applicable Percentages
5.08	Environmental Matters
7.01	Existing Liens
7.02	Existing Indebtedness
7.04	Dispositions
10.02	Administrative Agent’s Office; Certain Addresses for Notices
EXHIBITS

Form of

A-1	Loan Notice
A-2	Prepayment Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	Subsidiary Guaranty

CREDIT AGREEMENT
     This CREDIT AGREEMENT (“Agreement”) is entered into as of June 23, 2011, among THERMO FISHER SCIENTIFIC INC., a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BARCLAYS BANK PLC, as Administrative Agent.
R E C I T A L S
     The Borrower has requested that the Lenders provide a term loan facility (the “Facility”), and the Lenders are willing to do so on the terms and conditions set forth herein, the proceeds of which will be used (a) to fund, in part, the Acquisition including the payment of certain existing Indebtedness of Target and (b) to pay all or a portion of the costs incurred by the Borrower or any of its Subsidiaries in connection with the Transactions.
     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I.
DEFINITIONS AND ACCOUNTING TERMS
     1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:
     “Acquisition” means the acquisition by the Borrower, directly or indirectly through one or more of its subsidiaries, of all of the equity interests of the Target pursuant to the Acquisition Agreement.
     “Acquisition Agreement” means that certain Agreement, dated as of May 19, 2011, among the Borrower and certain shareholders of the Target (and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith).
     “Act” has the meaning specified in Section 10.17.
     “Administrative Agent” means Barclays Bank, in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
     “Administrative Agent’s Office” means , with respect to any currency, the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, with respect to such currency, or such other address or account with respect to such currency as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

     “Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Agent Indemnitee” has the meaning specified in Section 10.04(c).
     “Agent Parties” has the meaning specified in Section 10.02(c).
     “Aggregate Commitments” means, at any time, the Commitments of all the Lenders then outstanding.
     “Agreement” has the meaning specified in the introductory paragraph hereto.
     “Agreement Currency” has the meaning specified in Section 10.18.
     “Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments or, after the Closing Date, the Outstanding Amounts, represented by such Lender’s Commitment or Loans, as applicable, at such time. If the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
     “Applicable Rate” means, from time to time, the rate, corresponding to the applicable Debt Rating as set forth below:

	Debt Ratings	Applicable Rate	Applicable Rate	Applicable Rate
Pricing	S&P and	for Eurocurrency	for Base Rate	for EURIBOR	Ticking
Level	Moody’s	Rate Loans	Loans	Rate Loans	Fee
1	Better than or equal to A and A2	1.00%	0%	1.00%	0.075%
2	A- and A3	1.25%	0.25%	1.25%	0.10%
3	Any ratings lower than Pricing Level 2	1.50%	0.50%	1.50%	0.15%
Notwithstanding anything to the contrary herein, the Applicable Rate (other than with respect to the Ticking Fee) at each of the above Levels shall increase by 0.25% on the date that is 90 days following the Closing Date and by an additional 0.25% at the end of each 90 day period thereafter.

     “Debt Rating” means, as of any date of determination, the rating, as determined by the two Rating Agencies (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by the two foregoing Rating Agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 3 being the lowest); (b) if the respective Debt Ratings issued by the two foregoing Rating Agencies differ by more than one level, then the Pricing Level that is one Pricing Level lower than the higher of such Debt Ratings shall apply; (c) if the Borrower has only one Debt Rating, then the Pricing Level that is one level lower than that of such Debt Rating shall apply and (d) if the Borrower does not have any Debt Rating, Pricing Level 3 shall apply.
Initially, the Applicable Rate shall be determined based upon the Debt Rating effective as of the Closing Date, except that the Ticking Fee shall be initially determined based upon the Debt Rating effective as of the Effective Date. Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change; provided, that if no such public announcement is made, such change in the Applicable Rate shall be effective on the date the change in the Debt Rating is effective.
     “Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Arranger” means Barclays Capital, in its capacity as sole lead arranger and sole book manager.
     “Asset Sale” means any Disposition of property or series of related Dispositions of property (excluding any such Disposition permitted by clause (a), (b), (c), (d), (e), (f) or (g) (in the case of clause (e), solely to the extent the gross proceeds in respect thereof do not exceed $100,000,000) of Section 7.04) that yields gross proceeds to the Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of Indebtedness and valued at fair market value in the case of other non-cash proceeds) in excess of $50,000,000.
     “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.
     “Attorney Costs” means and includes all reasonable fees, expenses, charges, disbursements and other charges of any one law firm or external counsel (and one regulatory counsel and one local counsel in each affected jurisdiction to the extent reasonably necessary)

and, solely in the case of an actual or potential conflict of interest, one additional counsel (and one additional regulatory counsel and one additional local counsel in each affected jurisdiction to the extent reasonably necessary) to each Indemnitee affected by such conflict of interest).
     “Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries (as of December 31, 2010) for the fiscal year ended December 31, 2010, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.
     “Barclays Bank” means Barclays Bank PLC and its successors.
     “Barclays Capital” means Barclays Capital, the investment banking division of Barclays Bank.
     “Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate” and (c) the Eurocurrency Rate that would be calculated as of such day (or, if such day is not a Business Day, as of the next preceding Business Day) in respect of a proposed Eurocurrency Loan with a one-month Interest Period (such rate to include any additional amounts that would be payable pursuant to Section 3.04(e) if such Loan were a Eurocurrency Loan) plus 1.0%. The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Loan” means a Loan that bears interest based on the Base Rate. All Base Rate Loans shall be denominated in Dollars.
     “Borrower” has the meaning specified in the introductory paragraph hereto.
     “Borrower Materials” has the meaning specified in Section 10.02.
     “Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurocurrency Rate Loans or EURIBOR Rate Loans, having the same Interest Period, made by each of the Lenders pursuant to Section 2.01.
     “Borrowing Officer” means any Responsible Officer of the Borrower, the treasurer or assistant treasurer of the Borrower or any other individual designated in writing by a Responsible Officer of the Borrower (including officers of other Loan Parties).
     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York and, if such day relates to any interest rate settings as to a Eurocurrency Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Rate Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any

Eurocurrency Rate Loan, on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market; and if such day relates to any interest rate settings as to a EURIBOR Rate Loan, any fundings, disbursements, settlements and payments in Euro in respect of any such EURIBOR Rate Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such EURIBOR Rate Loan, means a TARGET Day;
     “Capital Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
     “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.
     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case, pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
     “Change of Control” means an event or series of events by which:
     (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 40% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis; or
     (b) a majority of the members of the board of directors or other equivalent governing body of the Borrower shall cease to be composed of individuals (i) who were members of that board or equivalent governing body on the Closing Date or (ii) whose election by the board of directors of the Borrower, or whose nomination for election by the shareholders of the Borrower, was approved by a vote of at least a majority of the directors of the Borrower who were either directors on the Closing Date or whose election or nomination was previously so approved.
     “Closing Date” means the date on which all the conditions precedent in Section 4.02 are satisfied or waived in accordance with Section 10.01 and on which the Borrowings are made; provided, that in no event shall the Closing Date occur after November 19, 2011.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Commitment” means, as to each Lender, its obligation to make Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Commitments on the date hereof is $2,000,000,000.
     “Compliance Certificate” means a certificate substantially in the form of Exhibit C.
     “Consolidated EBITDA” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following without duplication and to the extent deducted in calculating such Consolidated Net Income: (i) income tax expense, (ii) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (iii) depreciation and amortization expense, (iv) amortization of intangibles and organization costs, (v) any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business), and (vi) any extraordinary, unusual or non-recurring cash expenses or losses to the extent that they do not exceed, in the aggregate, $75,000,000 during such period, (vii) stock-based compensation expense, (viii) any expenses or losses on forward foreign exchange transactions entered into in connection with the Acquisition that have been disclosed to the Arranger and the Lenders on or prior to the date hereof, (ix) cash charges related to the Acquisition and the acquisition of Dionex Corporation, including related integration costs of the Borrower and its Subsidiaries, in an aggregate amount not to exceed $50,000,000 and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) interest income, (ii) any extraordinary, unusual or non-recurring non-cash income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash gains on the sales of assets outside of the ordinary course of business), (iii) any extraordinary, unusual or non-recurring cash income or gains to the extent they exceed, in the aggregate, $75,000,000 during such period, and (iv) income tax credits (to the extent not netted from income tax expense), and (v) any income or gain on forward foreign exchange transactions entered into in connection with the Acquisition that have been disclosed to the Arranger and the Lenders on or prior to the date hereof.
     “Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) all Indebtedness of the Borrower and its Subsidiaries as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters most recently ended; provided, however, that

Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to (i) the Acquisition, if consummated, or (ii) any acquisition or sale of a Subsidiary or operating division thereof, in each case, for more than $50,000,000.
     “Consolidated Net Income” means, for any period, for the Borrower and its Subsidiaries, the net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis and in accordance with GAAP.
     “Consolidated Total Tangible Assets” means, as of any date of determination, the total assets of the Borrower and its Subsidiaries on a consolidated basis, as determined in accordance with GAAP, but excluding Intangible Assets.
     “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “CP Facility” means the 364-day committed revolving credit facility dated as of the date hereof under which Barclays Bank acts as administrative agent and under which one or more lenders agree to lend up to $1 billion to the Borrower.
     “Debt Rating” has the meaning specified in the definition of “Applicable Rate.”
     “Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
     “Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
     “Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan or EURIBOR Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate, any Mandatory Cost and amounts owing pursuant to Section 3.04(e)) otherwise applicable to such Loan plus 2% per annum.
     “Defaulting Lender” means any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans to be funded by it on the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements generally in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such confirmation by the Administrative Agent, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent, in each case as adjudicated or determined by any Governmental Authority having regulatory authority over such Lender or its assets or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment, provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender, or any direct or indirect parent company thereof, by a Governmental Authority so long as such ownership interest does not result nor provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
     “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and includes any sale, transfer or other disposition of any ownership interest in any Subsidiary of the Borrower.
     “Dollar” and “$” means lawful money of the United States.
     “Dollar Equivalent” means, at any time, with respect to any amount denominated in Euro, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the Closing Date or other applicable date) for the purchase of Dollars with Euros.
     “Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.
     “Duration Fee Rate” shall mean a rate determined in accordance with the table set forth below:

Days after Closing Date	Rate
90 days	0.50%
180 days	0.75%
270 days	1.00%

     “Effective Date” means the date on which all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01, which date is June 23, 2011.
     “Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 10.06(b)(ii), (iv), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.06(b)(ii)).
     “EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
     “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses or legally binding governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
     “EURIBOR Rate” means, for any Interest Period with respect to a EURIBOR Rate Loan, the rate per annum appearing on the appropriate page of the Reuters screen (it being understood that this rate is the Euro interbank offered rate sponsored by the Banking Federation of the European Union (known as the “FBE”) and the Financial Markets Association (known as the “ACI”)) (or on any successor or substitute page of Reuters, providing rate quotations comparable to those currently provided on such page of Reuters, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Euros in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in Euros with a maturity comparable to such Interest Period. If such rate is not available at such time for any reason, then the “EURIBOR Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Euros for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the EURIBOR Rate Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch (or other branch of the Administrative Agent or its Affiliate) to first class banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
     “EURIBOR Rate Loan” means a Loan that bears interest at a rate based on the EURIBOR Rate.
     “Euro” and “€” mean the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.
     “Eurocurrency Rate” means, for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch (or other branch of the Administrative Agent or its Affiliate) to first class banks in the London interbank market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.
     “Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.
     “Event of Default” means any of the events specified in Section 8.01, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.
     “Exchange Act” means the Securities Exchange Act of 1934.
     “Excluded Indebtedness” means (i) Indebtedness incurred pursuant to Sections 7.02(a), (b), (c) and (d), (ii) Indebtedness outstanding under the Existing Credit Agreement, (iii) Indebtedness in respect of a commercial paper program of the Borrower, (iv) Indebtedness in respect of the CP Facility, (v) Indebtedness in respect of a Permitted Receivables Securitization, (vi) other Indebtedness not to exceed $50,000,000 in the aggregate during the life of this Agreement, (vii) Indebtedness in connection with cash management pooling arrangements among Subsidiaries of the Borrower (maintained with or without financial institutions) and (viii) any refinancing of the foregoing.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), franchise taxes imposed on it (in lieu of net income taxes), and branch profits (or similar) taxes imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized, in which its principal office is located, or as a result of a present or former connection between the Recipient and the jurisdiction imposing such tax or any political subdivision or taxing authority thereof (other than a connection arising solely as a result of its execution and delivery of any Loan Document or its exercise of its rights or performance of its obligations thereunder or otherwise as a result of its participation (or the participation of an entity in which it owns a beneficial interest) in the transactions contemplated by the Loan Documents) or, in the case of any Lender, in which its applicable Lending Office is located, (b) in the case of a Lender (other than an assignee pursuant to a request by the Borrower under Section 10.13), any United States withholding tax (including, for the avoidance of doubt, backup withholding taxes) that is imposed on amounts payable to such Lender at the time such Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Lender’s failure or inability (in the case of an inability, other than solely as a result of a Change in Law) to comply with Section 3.01(f), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the applicable Loan Party with respect to such withholding tax pursuant to Section 3.01(a), and (c) any taxes imposed pursuant to FATCA.
     “Existing Credit Agreement” means that certain Credit Agreement, dated as of August 29, 2006, among the Borrower, Bank of America, N.A., as administrative agent and swing line lender, Bank of America, N.A. and Barclays Bank, as l/c issuers, the lenders party thereto and the other agents party thereto, as amended.
     “Facility” has the meaning specified in the Recitals hereto.
     “FATCA” means Sections 1471 through 1474 of the Code as of the date hereof, and any substantially similar amendments thereto or successor provisions and any current or future regulations or official interpretations thereof.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

     “Fee Letters” means, collectively, (a) the letter agreement, dated May 19, 2011, among the Borrower and the Administrative Agent and (b) the letter agreement, dated May 19, 2011, among the Borrower and Barclays Bank.
     “Foreign Lender” means any Lender that is not a “United States person” as defined by Section 7701(a)(30) of the Code.
     “FRB” means the Board of Governors of the Federal Reserve System of the United States.
     “Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” means generally accepted accounting principles in the United States set forth in the Accounting Standards Codification issued by the Financial Accounting Standards Board, as in effect from time to time.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Granting Lender” has the meaning specified in Section 10.06(h).
     “Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part) or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (1) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made and (2) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith. The term “Guarantee” as a verb has a corresponding meaning.
     “Indebtedness” of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (excluding accounts payable and accrued expenses), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of bankers’ acceptances, (g) all reimbursement obligations of such Person in respect of drawings or payments made under letters of credit, surety or performance bonds or other similar arrangements that are not satisfied within three Business Days following the date of receipt by such Person of notice of such drawing or payment, (h) the liquidation value of all mandatorily redeemable preferred capital stock of such Person, (i) all Guarantees of such Person in respect of obligations of the kind referred to in clauses (a) through (f) and (h) above, (j) all obligations of the kind referred to in clauses (a) thought (i) above secured by any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, and (k) for the purposes of Section 8.01(e) only, all obligations of such Person in respect of Swap Contracts. It is understood that obligations in respect of a Permitted Receivables Securitization shall not constitute Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.
     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.
     “Indemnified Loss” has the meaning specified in Section 10.04(c).
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitee” has the meaning specified in Section 10.04(b).
     “Information” has the meaning specified in Section 10.07.
     “Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

     “Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date.
     “Interest Period” means, as to each Eurocurrency Rate Loan and each EURIBOR Rate Loan, the period commencing on the date such Eurocurrency Rate Loan or such EURIBOR Rate Loan, as applicable, is disbursed or converted to or continued as a Eurocurrency Rate Loan or such EURIBOR Rate Loan, as applicable, and ending on the date one week or one, two or three months thereafter, as selected by the Borrower in its Loan Notice; provided that:
     (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
     (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
     (iii) no Interest Period shall extend beyond the Maturity Date.
     “Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Borrower’s internal controls over financial reporting, in each case as described in the Securities Laws.
     “IRS” means the United States Internal Revenue Service.
     “Judgment Currency” has the meaning specified in Section 10.18.
     “Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
     “Lender” has the meaning specified in the introductory paragraph hereto.
     “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
     “Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or other security interest or similar preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).
     “Loan” has the meaning specified in Section 2.01.
     “Loan Documents” means this Agreement, each Note, each Fee Letter and the Subsidiary Guaranty.
     “Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other or (c) a continuation of Eurocurrency Rate Loans or EURIBOR Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A-1.
     “Loan Parties” means, collectively, the Borrower and each Subsidiary Guarantor.
     “Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01.
     “Margin Stock” has the meaning set forth in Regulation U issued by the FRB.
     “Master Agreement” has the meaning specified in the definition of Swap Contract.
     “Material Adverse Effect” means (a) a material adverse effect upon, the business, assets, liabilities (actual or contingent), operations or financial condition of the Borrower and its Subsidiaries taken as a whole or (b) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party or the rights or remedies of the Administrative Agent or the Lenders thereunder.
     “Material Subsidiary” means, as of any date of determination, any Subsidiary of the Borrower (a) whose revenues are greater than 5% of the consolidated revenues of the Borrower and its Subsidiaries for the most recent fiscal year of the Borrower for which financial statements are available or (b) the book value of whose assets is greater than 5% of the book value of the total consolidated assets of the Borrower and its Subsidiaries as of the end of such fiscal year, in each case determined in accordance with GAAP.
     “Maturity Date” means the date which is 364 days after the Closing Date; provided that if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
     “Maximum Rate” has the meaning specified in Section 10.09.
     “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
     “Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

     “Net Cash Proceeds” means (a) in connection with any Asset Sale, the proceeds thereof in the form of cash and cash equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale, or otherwise required to be applied to any other Indebtedness, and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of Capital Stock or any incurrence of Indebtedness, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.
     “Non-Consenting Lender” has the meaning specified in Section 10.13.
     “Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender to the Borrower, substantially in the form of Exhibit B.
     “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
     “Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction), (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement, and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
     “Other Taxes” means all present or future recording, stamp or documentary taxes or any other excise, transfer, sales or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document including any interest, additions to tax or penalties applicable thereto, excluding (other than an assignment pursuant to a request by the Borrower under Section 10.13), in each case, such amounts that result from an Assignment and Assumption, grant of a Participation, transfer or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document and Excluded Taxes.
     “Outstanding Amount” means, on any date, the aggregate outstanding principal amount of Loans (including the Dollar Equivalent of any Loans denominated in Euros) after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date.
     “Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (b) with respect to any amount denominated in an Euros, the rate of interest per annum at which overnight deposits in Euros, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the applicable offshore interbank market for such currency to major banks in such interbank market.
     “Participant” has the meaning specified in Section 10.06(d).
     “Participant Register” has the meaning specified in Section 10.06(d).
     “Participating Member State” means each state so described in any EMU Legislation.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
     “Permitted Receivables Securitization” means any Receivables Securitization Transaction, provided that the aggregate amount of the financing represented by such transactions at any one time outstanding does not exceed $400,000,000.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.
     “Platform” has the meaning specified in Section 10.02(c).
     “Pro Forma Basis” means, with respect to compliance with any covenant hereunder, compliance with such covenant after giving effect to the Acquisition, any acquisition, any asset sale of a Subsidiary or operating entity for which historical financial statements for the relevant period are available or any incurrence of Indebtedness (including pro forma adjustments arising out of events which are directly attributable to the Acquisition, acquisition, asset sale or any incurrence of Indebtedness, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act, as interpreted by the SEC, and such other adjustments as are reasonably satisfactory to the Administrative Agent, in each case as certified by the chief financial officer of the Borrower) using, for purposes of determining such compliance, the historical financial statements of all entities or assets so acquired or sold and the consolidated financial statements of the Borrower and its Subsidiaries, which shall be reformulated as if such acquisition or asset sale, and all other acquisitions or asset sales that have been consummated during the period, and any Indebtedness or other liabilities to be incurred or repaid in connection therewith had been consummated and incurred or repaid at the beginning of such period.
     “Qualified Indebtedness” means Indebtedness related to or outstanding pursuant to any (x) senior debt securities of the Borrower or any Subsidiary Guarantor issued in capital markets transactions or (y) senior credit facilities of the Borrower or any Subsidiary Guarantor, which, for the avoidance of doubt shall include the Existing Credit Agreement and the CP Facility.
     “Rating Agency” means either of S&P or Moody’s.
     “Receivables” means accounts receivable of the Borrower or any of its Subsidiaries (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), and all proceeds thereof and rights (contractual and other) and collateral related thereto.
     “Receivables Securitization Transaction” means, with respect to the Borrower or any of its Subsidiaries, the sale, contribution or other transfer of Receivables by any such Person to a trust, partnership, corporation or other entity and the related further transfer or financing of such Receivables (and all of activities and transactions customarily effected in connection with the foregoing) in an asset securitization transaction.
     “Register” has the meaning specified in Section 10.06(c).
     “Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.
     “Reinvestment Deferred Amount” means, with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower and its Subsidiaries in connection therewith that are not applied to prepay the Loans or reduce the Aggregate Commitments pursuant to Section 2.03(c)(ii) as a result of the delivery of a Reinvestment Notice.
     “Reinvestment Event” means any Asset Sale in respect of which the Borrower has delivered a Reinvestment Notice.
     “Reinvestment Notice” means a written notice executed by a Responsible Officer stating (i) that no Default or Event of Default has occurred and is continuing (provided that this statement need only be made if the receipt of the Net Cash Proceeds of an Asset Sale occurs after the funding of the Loans on the Closing Date) and (ii) that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash

Proceeds of an Asset Sale within 12 months of such Asset Sale to reinvest in its business, provided that Reinvestment Notices may only be delivered with respect to up to $100,000,000 in the aggregate of Net Cash Proceeds of Asset Sales.
     “Reinvestment Prepayment Amount” means, with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to reinvest in the Borrower’s business.
     “Reinvestment Prepayment Date” means, with respect to any Reinvestment Event, the earlier of (a) the date occurring twelve months after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to reinvest in the Borrower’s business with all or any portion of the relevant Reinvestment Deferred Amount.
     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
     “Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of (a) the Aggregate Commitments and (b) the Outstanding Amounts; provided that the Commitment of, and the portion of the Outstanding Amounts held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
     “Responsible Officer” means, with respect to any Person, the chief executive officer, president, treasurer or chief financial officer of such Person. Any document delivered hereunder that is signed by a Responsible Officer of such Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.
     “Restricted Margin Stock” means Margin Stock owned by the Borrower or any of its Subsidiaries which represents not more than 25% of the aggregate value (determined in accordance with Regulation U), on a consolidated basis, of the property and assets of the Borrower and its Subsidiaries (including any Margin Stock) that is subject to the provisions of Sections 7.01 and 7.04.
     “S&P” means Standard & Poor’s Financial Services, LLC. and any successor thereto.
     “Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in Euros, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in Euros.
     “Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

     “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
     “Securities Act” means the Securities Act of 1933.
     “Securities Laws” means the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC.
     “SPC” has the meaning specified in Section 10.06(h).
     “Spot Rate” means the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase by such Person of Dollars with Euros through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Administrative Agent does not have as of the date of determination a spot buying rate for any such currency.
     “Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity which is consolidated with such Person under GAAP. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
     “Subsidiary Guarantors” means (a) as of the Closing Date, each Subsidiary of the Borrower that is a guarantor under the Existing Credit Agreement as of the Closing Date and (b) thereafter, collectively, each Subsidiary of the Borrower that is or becomes a guarantor under the Existing Credit Agreement or the CP Facility pursuant to Section 2.11.
     “Subsidiary Guaranty” means the Subsidiary Guaranty made by the Subsidiary Guarantor(s) in favor of the Administrative Agent and the Lenders, substantially in the form of Exhibit E.
     “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement relating to any of the foregoing (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

     “Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
     “Target” means CB Diagnostics Holdings AB, a company incorporated in Sweden with registered number 556712-9050 whose registered address is c/o Phadia AB, Box 6460, SE-751 37 Uppsala, Sweden.
     “TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
     “Target Material Adverse Effect” means any event, change or fact that is, individually or in the aggregate, materially adverse to the assets, liabilities, results of operations or financial condition of the Target Companies (as defined in the Acquisition Agreement), taken as a whole, which: (a) occurs after the date of the Acquisition Agreement; (b) was not Fairly Disclosed (as defined in the Acquisition Agreement) by the Acquisition Agreement, any other Transaction Document (as defined in the Acquisition Agreement) or any document disclosed in the Data Room (as defined in the Acquisition Agreement); (c) directly results in cost or loss to the Target Companies in excess of €375 million, excluding, for the avoidance of doubt, any Indirect Damages (as defined in the Acquisition Agreement) and having set off any increase in the market value of the Target Companies caused by any other events which have occurred since the date of the Acquisition Agreement, but excluding from the calculation of the amount of such reduction any loss, damage, costs or liability arising from the event to the extent that it has been remedied prior to Closing (as defined in the Acquisition Agreement) and/or the Target Companies have a right of compensation or recovery in respect thereof (whether by insurance or otherwise); and (d) does not, directly or indirectly, relate to or result from: (i) changes in interest rates, exchange rates or securities or commodity prices or in economic, financial, market or political conditions (including any acts of war, civil unrest or other hostilities (or the escalation of such acts of war, civil unrest or other hostilities)) generally; (ii) changes in conditions generally affecting the industry in which the Target Companies operate; (iii) seasonal changes or any hurricane, tornado, flood, earthquake, volcanic eruption, other consequence of weather or any other natural disaster, or any acts of God, terrorist attacks, or any caution or recommendation against travel by any Governmental Entity (as defined in the Acquisition Agreement), for whatever reason; (iv) the announcement of the signing of the Acquisition Agreement or the pendency of the transactions contemplated thereby, including, in such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, investors or employees and the identity of the Purchaser and its Subsidiaries (as defined in the Acquisition Agreement); (v) changes in applicable laws, regulations or accounting practices; (vi) any failure by the Target Businesses (as defined in the Acquisition Agreement) to meet any projections, guidance, estimates, forecasts or milestones for or during any period ending on or after the date of the Acquisition Agreement (provided, however, that, except as otherwise provided in this definition, the underlying causes of such failure may be taken into account in determining whether a Material Adverse Change has occurred); (vii) any transaction contemplated by any of the Transaction Documents or any change in control resulting from any such transaction; (viii) any act or omission of the Purchaser or any member of the Purchaser Group (each as defined in the Acquisition Agreement); or (ix) any act or omission of any member of the Seller (as defined in the Acquisition Agreement) or the Target Companies in the ordinary course of business or at the request or with the consent of the Purchaser or any member of the Purchaser Group or as required or permitted to be done under the terms of any of the Transaction Documents.
     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     “Threshold Amount” means $75,000,000.
     “Threshold Indebtedness” has the meaning specified in Section 8.01(e).
     “Transactions” means the Acquisition, the transactions contemplated by the Loan Documents and the other transactions described in the Acquisition Agreement.
     “Type” means, with respect to a Loan, its character as a Base Rate Loan, a Eurocurrency Rate Loan or a EURIBOR Rate Loan.
     “Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
     “United States” and “U.S.” mean the United States of America.
     “Unrestricted Margin Stock” means any Margin Stock owned by the Borrower or any of its Subsidiaries which is not Restricted Margin Stock.
     “Withholding Agent” means any Loan Party or the Administrative Agent, as the case may be.
     1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:
          (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
          (b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
          (c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
     1.03 Accounting Terms.
          (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.
          (b) Changes in GAAP. If at any time any material change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.
     1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
     1.05 Exchange Rates; Currency Equivalents. The Administrative Agent shall determine the Spot Rates as of the Closing Date to be used for calculating Dollar Equivalent amounts of any requested Borrowings in Euro. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).
ARTICLE II.
THE COMMITMENTS AND BORROWINGS
     2.01 Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make term loans (each such loan, a “Loan”) to the Borrower in Dollars or in Euros on the Closing Date in an aggregate amount (including the Dollar Equivalent of any requested Loan denominated in Euros) not to exceed the amount of such Lender’s Commitment on the Closing Date. Loans borrowed under this Section 2.01 and prepaid or repaid may not be reborrowed. Loans may be Base Rate Loans, Eurocurrency Rate Loans or EURIBOR Rate Loans as further provided herein. The Commitments shall automatically terminate on the earlier of (x) the funding and disbursement of the Loans to the Borrower on the Closing Date or (y) November 20, 2011.
     2.02 Borrowings, Conversions and Continuations of Loans.
          (a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans or EURIBOR Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 12:00 noon, New York time, in the case of any Loan denominated in Dollars, and not later 12:00 noon, London time, in the case of any Loan denominated in Euros, (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or of any conversion of Eurocurrency Rate Loans to Base Rate Loans (ii) four Business Days prior to the requested date of any Borrowing or continuation of EURIBOR Rate Loans, and (iii) one Business Day prior to the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Loan Notice, appropriately completed and signed by a Borrowing Officer. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a principal amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof; provided, however, that each Borrowing of, conversion to or continuation of EURIBOR Rate Loans shall be in a minimum principal amount of €10,000,000 or a whole multiple of €1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans or EURIBOR Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii)

the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans; provided, however, that in the case of a failure to timely request a continuation of Loans denominated in Euros, such Loans shall be continued as EURIBOR Rate Loans in Euros with an Interest Period of one month. Any automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans or EURIBOR Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
          (b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation of EURIBOR Rate Loans as described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 12:00 noon., New York time, in the case of any Loan denominated in Dollars, and not later 12:00 noon, London time, in the case of any Loan denominated in Euros, on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the conditions set forth in Section 4.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower.
          (c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan or EURIBOR Rate Loan. During the existence of a Default, no Loans may be converted to or continued as Eurocurrency Rate Loans or EURIBOR Rate Loans without the consent of the Required Lenders.
          (d) The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans or EURIBOR Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.
          (e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect at any time with respect to Loans.
          (f) Notwithstanding anything to the contrary in this Agreement, in connection with the execution of the Acquisition and the related transactions scheduled to occur on the

Closing Date, the Borrower may request each Lender to fund each Lender’ Applicable Percentage of the Loans to the Administrative Agent one Business Day prior to the anticipated Closing Date. If the Borrower notifies the Administrative Agent of this election at the time of delivery of the Loan Notice (which notice shall be given and which Loan Notice shall be delivered, for purposes of this Section 2.02(f), one Business Day in advance to the dates otherwise set forth in Section 2.02(a) for any requested Borrowing), the Administrative Agent following receipt of such notice shall promptly notify each Lender of the amount (and currency) of its Applicable Percentage of the applicable Loans. Each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office for the applicable currency not later than 12:00 noon, New York time, in the case of any Loan denominated in Dollars, and not later 12:00 noon, London time, in the case of any Loan denominated in Euros, one Business Day prior to the anticipated Closing Date specified in the applicable Loan Notice (the “Prefunding Date”). All such funds shall be deposited at the Administrative Agent’s Office on the Prefunding Date and upon satisfaction of the conditions set forth in Section 4.02, the Administrative Agent shall make all funds so received available to the Borrower on the Closing Date as provided in Section 2.02(b). In the event that the conditions set forth in Section 4.02 are not satisfied on the anticipated Closing Date specified in the Loan Notice, the Administrative Agent shall repay to each Lender the amount so distributed in Same Day Funds (with such amounts subject to being readvanced in accordance with the provisions of this Agreement). The Borrower shall pay interest on the amount of the Loans so deposited with the Administrative Agent as provided in Section 2.05, provided that the accruing of interest and the Interest Period applicable to such Loans shall commence on the Prefunding Date. For the avoidance of doubt, the Borrower shall not have any right or interest in the funds deposited with the Administrative Agent until the satisfaction of the conditions set forth in Section 4.02 and the release of such funds by the Administrative Agent on the Closing Date.
     2.03 Prepayments; Termination or Reduction of Commitments.
          (a) Voluntary Prepayments. The Borrower may, upon notice to the Administrative Agent (substantially in the form of Exhibit A-2), at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 11:00 a.m., New York time, in the case of any Loan denominated in Dollars, and not later 11:00 a.m., London time, in the case of any Loan denominated in Euros (x) three Business Days prior to any date of prepayment of Eurocurrency Rate Loans or EURIBOR Rate Loans and (y) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurocurrency Rate Loans shall be in a principal amount of $10,000,000 or a whole multiple of $1,000,000 in excess thereof; (iii) any prepayment of EURIBOR Rate Loans shall be in a minimum principal amount of €10,000,000 or a whole multiple of €1,000,000 in excess thereof; and (iv) any prepayment of Base Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans or EURIBOR Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice and of the amount of such Lender’s Applicable Percentage of such prepayment. The payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment pursuant to this Section 2.03(a) shall be accompanied by all accrued interest on the amount prepaid, together (in the case of Eurocurrency Rate Loans or EURIBOR Rate Loans) with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.
          (b) Voluntary Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments then outstanding, or from time to time permanently reduce the Aggregate Commitments then outstanding, at any time prior to the Closing Date; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m., New York time, five Business Days prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments. Any reduction of the Aggregate Commitments shall be applied to the Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitments shall be paid on the effective date of such termination.
          (c) Mandatory Prepayments and Commitment Reductions.
               (i) If any Capital Stock (other than issuances of Capital Stock pursuant to employee and director stock plans) or Indebtedness (other than any Excluded Indebtedness but including the Net Cash Proceeds received from the incurrence of Indebtedness to finance the Acquisition other than pursuant to clauses (iii) and (iv) of the definition of Excluded Indebtedness)) shall be issued or incurred by the Borrower or any of its Subsidiaries, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied no later than the Business Day following receipt or deemed receipt thereof, as applicable, toward the prepayment of the Loans pursuant to Section 2.03(d) (or, if such issuance or incurrence or deemed incurrence shall occur prior to the Closing Date, such Net Cash Proceeds shall reduce the Aggregate Commitments in an equal amount).
               (ii) If on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale then, unless a Reinvestment Notice shall be delivered in respect thereof, 100% of such Net Cash Proceeds shall be applied no later than the Business Day following such receipt toward the prepayment of the Loans pursuant to Section 2.03(d) (or, if such receipt shall occur prior to the Closing Date, such Net Cash Proceeds shall reduce the Aggregate Commitments in an equal amount); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied toward the prepayment of the Loans pursuant to Section 2.03(d) (or, if such Reinvestment Prepayment Date shall occur prior to the Closing Date, such Reinvestment Prepayment Amount shall reduce the Aggregate Commitments in an equal amount).
          (d) The amount of each principal prepayment made pursuant to Section 2.03(c) shall be applied to Base Rate Loans, EURIBOR Rate Loans and/or Eurocurrency Rate Loans, as directed by the Borrower. Any such prepayment shall be accompanied by all accrued interest to the date of such prepayment on the amount prepaid, together, in the case of Eurocurrency Rate Loans or EURIBOR Rate Loans, with any additional amounts required pursuant to Section 3.05. Each prepayment of Loans and reduction of Aggregate Commitments pursuant to this Section 2.03 shall be applied to the Loans or Commitments of the Lenders (as applicable) in accordance with their respective Applicable Percentages. Amounts prepaid pursuant to this Section 2.03 may not be reborrowed.
     2.04 Repayment of Loans. The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Loans outstanding on such date.
     2.05 Interest.
          (a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate for Eurocurrency Rate Loans plus (in the case of a Eurocurrency Rate Loan or a EURIBOR Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost, (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate for Base Rate Loans and (iii) each EURIBOR Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the EURIBOR Rate for such Interest Period plus the Applicable Rate for EURIBOR Rate Loans.
          (b) Upon the occurrence and during the continuance of any Default or Event of Default, any amount payable by the Borrower under any Loan Document not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
          (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
     2.06 Fees.
          (a) Ticking Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a non-refundable ticking fee, in Dollars (the “Ticking Fee”) in an amount per annum equal to the product of (i) the ticking fee rate set forth in the definition of “Applicable Rate” (by reference to the Debt Ratings in effect at the time) and (ii) the average daily amount of the Aggregate Commitments as in effect from the Effective Date and from time to time through and including the earlier of (y) the date of termination of the Aggregate Commitments and (z) the Closing Date. The Ticking Fee shall be earned and shall be due and payable on the earlier of (y) the date of termination of the Aggregate Commitments and (z) the Closing Date.

          (b) Funding Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender ratably in accordance with the amount of Loans funded by such Lender a non-refundable funding fee in Dollars or Euros, as applicable, equal to 0.50% of the aggregate principal amount of the Loans funded on the Closing Date. The funding fee shall be earned and shall be due and payable on the Closing Date.
          (c) Duration Fee. The Borrower will pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage a non-refundable duration fee, in Dollars or Euros, as applicable, on each of the 90th, 180th and 270th day after the Closing Date in an amount equal to the product of (i) the applicable Duration Fee Rate and (ii) the aggregate principal amount of the Loans of such Lender outstanding on such day.
          (d) Other Fees. The Borrower shall pay to the Arranger and the Administrative Agent for their own respective accounts fees, in Dollars, in the amounts and at the times specified in their respective Fee Letters. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
     2.07 Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the Administrative Agent’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
     2.08 Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to a Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Loans and payments with respect thereto.
     2.09 Payments Generally; Administrative Agent’s Clawback.

          (a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest of Base Rate Loans and Eurocurrency Rate Loans shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m., New York time on the date specified herein. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on EURIBOR Rate Loans shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Euros and in Same Day Funds not later than 2:00 p.m., London time on the dates specified herein. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent (i) after 2:00 p.m., New York time, in the case of payments in Dollars, or (ii) after 2:00 p.m., London time, in the case of payments in Euros, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
          (b) (i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans or EURIBOR Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon, New York time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the

Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
               (ii) Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.
     A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
          (c) Failure to Satisfy Conditions Precedent. Except as otherwise provided in Section 2.02(f), if any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
          (d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 10.04(c).
          (e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     2.10 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
               (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
               (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).
     Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
     2.11 Subsidiary Guarantors. At any time that a Subsidiary of the Borrower is designated as or becomes a “subsidiary guarantor” under the Existing Credit Agreement or the CP Facility, the Borrower shall, after giving not less than 15 Business Days’ notice to the Administrative Agent, designate such Subsidiary as a Subsidiary Guarantor to guaranty the Obligations hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Lender) a duly executed Subsidiary Guaranty in substantially the form of Exhibit E. All Guarantees of the Obligations by the Subsidiary Guarantors shall be automatically released to the extent that and for so long as (i) no Subsidiary of the Borrower guarantees, or is required to guarantee, any Qualified Indebtedness or (ii) any such guarantees of Qualified Indebtedness is to be released substantially concurrently with or, upon compliance with provisions of the instruments governing such Qualified Indebtedness that shall be satisfied, promptly after, the release of its obligations under the Subsidiary Guaranty. The parties hereto acknowledge and agree that prior to any Subsidiary becoming a Subsidiary Guarantor, the Administrative Agent and the Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be required by the Administrative Agent or the Required Lenders in their reasonable discretion.
     2.12 Defaulting Lenders Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
          (a) fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.06(a);
          (b) the Commitment and Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.01), provided that any waiver, amendment or modification (i) requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders or (ii) which extends or increases the Commitment of a Defaulting Lender or (iii) which amends the proviso of this Section 2.12(b) shall, in each case, require the consent of such Defaulting Lender; and
          (c) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.10 but excluding Section 10.13) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iii) third, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loans under this Agreement, (iv) fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (v) fifth, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction, provided, with respect to this clause (vi), that if such payment is (x) a prepayment of the principal amount of any Loans which a Defaulting Lender has funded its appropriate share and (y) made at a time when Commitments of non-defaulting Lenders remain outstanding, such payment shall be applied solely to prepay the Loans of all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans owed to any Defaulting Lender.
ARTICLE III.
TAXES, YIELD PROTECTION AND ILLEGALITY
     3.01 Taxes.
          (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of a Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes, provided that if the applicable Withholding Agent shall be required by applicable law to deduct or withhold any Indemnified Taxes (including any Other Taxes) from such payments, as determined in good faith by the applicable Withholding Agent, then (i) the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions (including withholdings or deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such withholdings or deductions been made and (ii) the applicable Withholding Agent shall make such deductions or withholdings and shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

          (b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent and each Lender within ten days after demand therefor for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of a Loan Party hereunder or any other Loan Document, and any incremental taxes, penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
          (d) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return reporting such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.
          (e) Indemnification by the Lenders. Each Lender shall indemnify the Administrative Agent for the full amount of any Taxes imposed by any Governmental Authority that are attributable to such Lender and that are payable or paid by the Administrative Agent, together with all incremental taxes, interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the Administrative Agent in good faith. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.
          (f) Status of Lenders.
               (i) Any Lender that is a “United States person” within the meaning of § 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent executed originals of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements; and
               (ii) Each Foreign Lender that is entitled to an exemption from or reduction of any United States withholding tax (including each Participant that acquired a participation from a Foreign Lender) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) in such number of copies as shall be requested by the recipient on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (or on or prior to the date on which such Participant acquires its participation from a Lender) (and from time to time thereafter upon the request of the Borrower or the Administrative Agent or when a lapse in time or a change in circumstance renders the prior certificates obsolete), but only if such Foreign Lender is legally entitled to do so, whichever of the following is applicable:
                    (A) executed originals of Internal Revenue Service Form W 8BEN, W 8ECI or W 8IMY and any required supporting documentation (or any successor or other applicable form prescribed by the IRS certifying as to such Lender’s entitlement to a reduction of or complete exemption from United States withholding tax),
                    (B) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “ten percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) executed originals of Internal Revenue Service Form W-8BEN, or
                    (C) executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.
     If a payment made to a Lender hereunder would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower and the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower and the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.
     Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the Borrower, as the Administrative Agent or the Borrower shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Lender, as are required under such Laws to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the U.S. by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction, provided that in such Lender’s reasonable judgment such documentation does not subject such Lender to a material unreimbursed cost or expense or otherwise prejudice the legal or commercial position of such Lender.
     Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any such jurisdiction that the Borrower or Withholding Agent make any deduction or withholding for taxes from amounts payable to such Lender.
          (g) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its reasonable discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.
     3.02 Illegality. If any Law has made it unlawful, or any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans or EURIBOR Rate Loans or to determine or charge interest rates based upon the Eurocurrency Rate or the EURIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars or Euros in the applicable interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or EURIBOR Rate Loans, as applicable, or, in the case of Eurocurrency Rate Loans, to convert Base Rate Loans to Eurocurrency Rate Loans, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable and such Loans are denominated in Dollars, convert all such Eurocurrency Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted and, upon any such prepayment or conversion on a day other than the last day of the relevant Interest Period, all amounts due pursuant to Section 3.05.
     3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurocurrency Rate Loan or EURIBOR Rate Loans or a conversion to or continuation thereof that (a) deposits are not being offered to banks in the applicable interbank market for the applicable amount and Interest Period of such Eurocurrency Rate Loan or EURIBOR Rate Loans, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate or EURIBOR Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or EURIBOR Rate Loans or (c) the Eurocurrency Rate or EURIBOR Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or EURIBOR Rate Loans does not adequately and fairly reflect the cost to such Lenders of funding such Eurocurrency Rate Loan or EURIBOR Rate Loans, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans and/or EURIBOR Rate Loans, as the case may be, shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or EURIBOR Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
     3.04 Increased Costs; Reserves on Eurocurrency Rate Loans.
          (a) Increased Costs Generally. If any Change in Law, after the date on which a Lender becomes a Lender hereunder, shall:
               (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except (A) any reserve requirement contemplated by Section 3.04(e) and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below);
               (ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement, any Eurocurrency Rate Loan or EURIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender);
               (iii) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans or EURIBOR Rate Loans; or

               (iv) impose on any Lender or the London interbank market any other material condition, cost or expense affecting this Agreement or Eurocurrency Rate Loans or EURIBOR Rate Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Rate Loan or EURIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to materially reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered. Notwithstanding anything to the contrary contained herein, the Borrower shall have no obligation under this Section 3.04(a) with respect to any additional cost or reduction suffered in connection with any Indemnified Taxes or Other Taxes (which shall be governed exclusively by the provisions of Section 3.01) or Excluded Taxes.
          (b) Capital Requirements. If any Lender determines that any Change in Law, after the date on which a Lender becomes a Lender hereunder, affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
          (c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.
          (d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 90 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof).
          (e) Additional Reserve Requirements. The Borrower shall pay to each Lender, without duplication of any Mandatory Cost, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Rate Loans and/or EURIBOR Rate Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least ten days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender. If a Lender fails to give notice ten days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable ten days from receipt of such notice.
     3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any reasonable and invoiced loss, cost or expense incurred by it (in each case together with a reasonably detailed supporting calculation) as a result of:
          (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
          (b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
          (c) any assignment of a Eurocurrency Rate Loan or EURIBOR Rate Loans on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;
including any foreign exchange losses and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan, from fees payable to terminate the deposits from which such funds were obtained or from the performance of any foreign exchange contract. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing (not to exceed $250 per applicable transaction).
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the interbank market for such currency for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.
     3.06 Mitigation Obligations; Replacement of Lenders.

          (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) Replacement of Lenders. If any Lender requests compensation under Section 3.04 or delivers a notice under Section 3.02, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.
     3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.
ARTICLE IV.
CONDITIONS PRECEDENT
     4.01 Conditions to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction (or waiver pursuant to Section 10.01) of the following conditions precedent:
          (a) the Administrative Agent’s receipt of the following, each dated as of the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:
               (i) executed counterparts of (x) this Agreement, executed and delivered by the Administrative Agent, the Borrower and each Person listed on Schedule 2.01, (y) the Subsidiary Guaranty, executed and delivered by the Administrative Agent and each Subsidiary Guarantor and (z) the Acquisition Agreement, each properly executed by a Responsible Officer of the relevant Loan Party;
               (ii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer thereof in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;
               (iii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that such Loan Party is validly existing, in good standing and qualified to engage in business in the jurisdiction of its organization, each, where applicable, properly executed by a Responsible Officer of the relevant Loan Party;
               (iv) a favorable opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to the Borrower and the other Loan Parties, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Administrative Agent or the Required Lenders may reasonably request;
               (v) a Note properly executed by a Responsible Officer of the Borrower in favor of each Lender requesting a Note; and
               (vi) all information requested by any Lender necessary to enable such Lender to identify the Borrower to the extent required for compliance with the Act or other “know your customer” and anti-money laundering rules and regulations, including the Act.
          (b) the Lenders, the Administrative Agent and the Arranger shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date, including fees and expenses and other compensation payable on the Effective Date contemplated by the Fee Letters.
     Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the Effective Date specifying its objection thereto.
     4.02 Conditions to Borrowings. The obligation of each Lender to make the Loans is subject solely to the satisfaction (or waiver pursuant to Section 10.01) of the following conditions precedent on or before November 19, 2011:
          (a) the Administrative Agent shall have received a Loan Notice in accordance with the requirements of Article II;
          (b) the following representations and warranties shall be accurate on the Closing Date: (i) such representations and warranties made by the Target in the Acquisition Agreement as are material to the interests of the Arranger and the Lenders, but only to the extent that the Borrower has the right to terminate its obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement (determined without regard to whether any notice is required to be delivered by the Borrower) and (ii) each of the representations and warranties of the Loan Parties contained in Section 5.01(a) (with respect to the Borrower only), Section 5.01(b)(ii), 5.02(a), 5.04, 5.12, and 5.13 (but only with respect to the Borrower’s Annual Report on Form 10-K for the year ended December 31, 2010 and the Borrower’s other filings with the SEC since December 31, 2010 and only to the extent that a breach of such representation would reasonably be expected to have a Material Adverse Effect);

          (c) the Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower confirming, as of the Closing Date, the satisfaction (unless waived by the Required Lenders) of the conditions specified in this Section 4.02;
          (d) there shall not have occurred and be continuing any Target Material Adverse Effect;
          (e) the Administrative Agent shall have received reasonably satisfactory evidence (which may be provided by a certificate of a Responsible Officer of the Borrower) that the Acquisition has been consummated (or shall be consummated substantially concurrently with the making of the Loans on the Closing Date) in accordance with the terms of the Acquisition Agreement; provided, that, since the date of the Acquisition Agreement, no amendment, modification or waiver of any term thereof or any condition to the Borrower’s obligation to consummate the Acquisition thereunder or consent granted thereunder will be made or granted, as the case may be, without the prior written consent (which consent shall not be unreasonably withheld or delayed) of the Arranger (other than any such amendment, modification or waiver or consent that is not materially adverse to any interest of the Arranger or the Lenders, it being understood that any (A) change in the price (including any price decrease), (B) modification of the structure of the Acquisition resulting in the acquisition of the Target other than by purchase of the shares of the Target with the Borrower or a direct or indirect wholly-owned Subsidiary thereof or (C) written consent granted by the Borrower to the Target with respect to any act or omission, otherwise prohibited by the Acquisition Agreement in the absence of such written consent, that is or would be reasonably expected to be material and adverse (whether at the time of such consent or at the Closing Date) to any interest of the Arranger or the Lenders will require the consent of the Arranger, in each case which consent shall not be unreasonably withheld or delayed);
          (f) the Lenders, the Administrative Agent and the Arranger shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date, including fees and expenses and other compensation contemplated by the Fee Letters. All such amounts may be paid with proceeds of Loans made on the Closing Date and, to the extent so funded, will be reflected in the funding instructions given by the Borrower to the Administrative Agent on or before the Closing Date. Without duplication of the foregoing, unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date plus such additional amounts of such fees, charges and disbursements incurred or to be incurred by it through the Closing Date (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent); and
          (g) The Administrative Agent shall have received reasonably satisfactory evidence (which may be provided by a certificate of a Responsible Officer of the Borrower) that there shall be no outstanding loans under the Existing Credit Agreement the proceeds of which are used to finance the Acquisition (including any fees and expenses incurred in connection therewith) unless the Aggregate Commitments have been utilized in full.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to the Administrative Agent and the Lenders as of the date hereof and as of the Closing Date that:
     5.01 Existence, Qualification and Power. Each Loan Party and each Subsidiary thereof (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) in the case of each Loan Party only, execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, except in each case referred to in clause (a), (b)(i), or (c), to the extent that failure to do so could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
     5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law in any material respect; except in each case referred to in clause (b) or (c), to the extent that such contravention could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
     5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other material action by, or material notice to, or material filing with (other than any SEC filing by the Borrower in compliance with the SEC disclosure obligations), any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document.
     5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

     5.05 Financial Statements; No Material Adverse Effect; No Internal Control Event.
          (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby and the Audited Financial Statements show, reflect or describe all material indebtedness and other material contingent liabilities of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material long term commitments and Indebtedness other than those that are (A) not material to the Borrower and its Subsidiaries as a whole or (B) are reflected in the Borrower’s most recent report on Form 10-K and any subsequent reports on Form 10-Q or Form 8-K filed with the SEC.
          (b) The unaudited consolidated balance sheet of the Borrower and its Subsidiaries dated April 2, 2011 and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.
          (c) Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or would reasonably be expected to have a Material Adverse Effect.
     5.06 Litigation. Except as specifically disclosed in the Borrower’s Annual Report on Form 10-K and the other filings with the SEC from time to time, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that either individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.
     5.07 Ownership of Property; Liens. Each of the Borrower and each Subsidiary has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Borrower and its Subsidiaries is subject to no Lien, other than Liens permitted by Section 7.01.
     5.08 Environmental Compliance. Except as specifically disclosed in Schedule 5.08, the Borrower and its Subsidiaries are in compliance with all applicable Environmental Laws, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as specifically disclosed in Schedule 5.08, there are no pending claims alleging potential liability under or responsibility for violation of any Environmental Law against or with respect to the Borrower and its Subsidiaries or their respective businesses, operations and properties, except such pending claims as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     5.09 Insurance. Except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, the properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.
     5.10 Taxes. Except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect, the Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed (subject to any applicable extensions), and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets which are due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.
     5.11 ERISA Compliance.
          (a) Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws; and (ii) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification.
          (b) Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan and no lien in favor of the PBGC or a Plan has arisen.
          (c) There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted, or to the knowledge of the Borrower, could reasonably be expected to result in a Material Adverse Effect.
          (d) Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under

Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
     5.12 Margin Regulations; Investment Company Act.
          (a) No part of the proceeds of any Loan will be used for any purpose that violates the provisions of Regulation U or any of the other Regulations of the FRB. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the forgoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.
          (b) None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
     5.13 Disclosure. No report, financial statement, certificate or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the transactions contemplated hereby or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished), taken as a whole, contains any untrue statement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to management projections or guidance or forward looking statements, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount.
     5.14 Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties (including but not limited to compliance with economic and trade sanctions programs such as those administered by the United States Treasury, Office of Foreign Asset Control or another Governmental Authority), except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     5.15 Taxpayer Identification Number; Other Identifying Information. The true and correct U.S. taxpayer identification number of the Borrower is set forth on Schedule 10.02.

ARTICLE VI.
AFFIRMATIVE COVENANTS
     As of the Closing Date and for so long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02 and 6.03) cause each Subsidiary to:
     6.01 Financial Statements. Deliver to the Administrative Agent (for distribution to each Lender), in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:
          (a) as soon as available, but in any event within the filing deadline applicable to “large accelerated filers” set forth in the SEC regulations promulgated pursuant to Section 13 of the Exchange Act, after the end of each fiscal year of the Borrower (commencing with the fiscal year ended December 31, 2011), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, prepared in accordance with GAAP, audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and
          (b) as soon as available, but in any event within the filing deadline applicable to “large accelerated filers” set forth in the SEC regulations promulgated pursuant to Section 13 of the Exchange Act, after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (commencing with the fiscal quarter ended July 2, 2011), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes.
Notwithstanding anything to the contrary in this Section 6.01, the Borrower shall not be required to deliver any financial statements to the Administrative Agent with respect to any period for which it has timely filed its Form 10-K or Form 10-Q, as the case may be, with the SEC; provided, that such Form 10-K or Form 10-Q, as the case may be, is publicly available on the SEC’s website (or a similar website) within the time periods required by this Section.

     6.02 Certificates; Other Information. Deliver to the Administrative Agent (for distribution to each Lender), in form and detail reasonably satisfactory to the Administrative Agent and the Required Lenders:
          (a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), a certificate of a Responsible Officer of the Borrower stating that such Responsible Officer has no knowledge of any Default under the financial covenants set forth herein or, if any such Default shall exist, stating the nature and status of such event;
          (b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b) (commencing with the delivery of the financial statements for the fiscal quarter ended July 2, 2011), a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower;
          (c) promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof; and
          (d) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.
     Documents required to be delivered pursuant to Section 6.01(a) or (b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(b) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
     6.03 Notices. Promptly, after a Responsible Officer of the Borrower obtains knowledge thereof, notify the Administrative Agent:
          (a) of the occurrence of any Default;
          (b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

          (c) of the occurrence of any ERISA Event or the institution of proceedings or the taking of any other action by the PBGC with respect to the withdrawal from or the termination, reorganization or insolvency of, any Plan that, in any case, could reasonably be expected to have a Material Adverse Effect; and
          (d) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary.
     Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
     6.04 Payment of Obligations. Pay and discharge as the same shall become due and payable, all its material obligations and liabilities (including taxes), which if not paid could reasonably be expected to have a Material Adverse Effect, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.
     6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect the legal existence and good standing of Borrower and any Subsidiary Guarantor under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 7.03 or 7.04; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
     6.06 Maintenance of Properties; Maintenance of Insurance. Except to the extent that, in the aggregate, non-compliance could not reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.
     6.07 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
     6.08 Inspection Rights; Books and Records. (a) Maintain proper books and records and accounts in which full, true and correct entries in conformity with GAAP and all Laws shall be made of all dealings and transactions material to the Borrower and its Subsidiaries, taken as a whole, in relation to its business and activities; and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time but only during normal business hours and (except in the event a Default or Event of Default exists) upon reasonable prior notice to the Borrower and as often as may reasonably be desired (but in no event more frequently than two times a year unless an Event of Default exists) and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and, when an Event of Default exists, with their Registered Public Accounting Firm.
     6.09 Use of Proceeds. Use the proceeds of the Loans to fund, in whole or in part, the Acquisition, including the payment of Indebtedness of Target and to pay all or a portion of the costs incurred by the Borrower or any of its Subsidiaries in connection with the Transactions.
     6.10 Approvals and Authorizations. Except to the extent that, in the aggregate, non-compliance could not reasonably be expected to have a Material Adverse Effect, maintain all authorizations, consents, approvals and licenses from, exemptions of, and filings and registrations with, each Governmental Authority of the jurisdiction in which each Loan Party is organized and existing, and all approvals and consents of each other Person in such jurisdiction, in each case that are required in connection with the Loan Documents.
ARTICLE VII.
NEGATIVE COVENANTS
     As of the Closing Date and for so long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:
     7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues (other than Liens on Margin Stock created, incurred or assumed at a time when such Margin Stock constitutes Unrestricted Margin Stock), whether now owned or hereafter acquired, other than the following:
          (a) Liens pursuant to any Loan Document;
          (b) Liens existing on the Effective Date and listed on Schedule 7.01(b) and any renewals or extensions thereof; provided that (i) the property covered thereby is not changed, (ii) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(a), and (iii) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(a);
          (c) on or prior to the date that is ten (10) Business Days after the Closing Date, Liens on assets of the Target and its Subsidiaries existing on the Effective Date and listed on Schedule 7.01(c);
          (d) Liens on property of the Borrower and its Subsidiaries not reflected on the consolidated balance sheet of the Borrower and its Subsidiaries that are limited to amounts that have been irrevocably deposited with a financial institution;

          (e) Liens for Taxes not yet delinquent, that remain payable without penalty, or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
          (f) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not delinquent for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted;
          (g) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;
          (h) pledges or deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
          (i) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
          (j) Liens securing judgments for the payment of money or securing appeal or other surety bonds related to such judgments;
          (k) customary rights of setoff upon deposit accounts and securities accounts of cash in favor of banks or other depository institutions and securities intermediaries; provided that (i) such deposit account or securities account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower or any of its Subsidiaries owning the affected deposit account or other funds maintained with a creditor depository institution in excess of those set forth by regulations promulgated by the FRB or any foreign regulatory agency performing an equivalent function, and (ii) such deposit account or securities account is not intended by the Borrower or any of its Subsidiaries to provide collateral (other than such as is ancillary to the establishment of such deposit account or securities account) to the depository institution;
          (l) Liens arising under cash management pooling arrangements;
          (m) any interest or title of a lessor under any lease entered into by the Borrower or any of its Subsidiaries in the ordinary course of its business and covering only the assets so leased;
          (n) Liens incurred pursuant to a Permitted Receivables Securitization on the Receivables that are subject thereto; and

          (o) other Liens securing Indebtedness in an aggregate amount not to exceed, at any time outstanding, 10% of the book value of the Consolidated Total Tangible Assets of the Borrower and its Subsidiaries.
     7.02 Subsidiary Indebtedness. Permit any Subsidiary that is not a Subsidiary Guarantor to create, incur, assume or suffer to exist any Indebtedness, except:
          (a) Indebtedness outstanding on the Effective Date and listed on Schedule 7.02(a) and additional Indebtedness incurred after the Effective Date under the revolving credit arrangements listed on Schedule 7.02(a) in an aggregate principal amount at any one time outstanding not to exceed the commitments or limits existing with respect thereto on the Effective Date and set forth on such Schedule and any replacements, refinancings, refundings, renewals or extensions thereof; provided that the principal amount of such Indebtedness is not increased at the time of such replacement, refinancing, refunding, renewal or extension above the commitments or limits set forth on such Schedule and the maturity thereof is not shortened to a date earlier than the maturity thereof set forth on such Schedule;
          (b) on or prior to the date that is ten (10) Business Days after the Closing Date, 2011, Indebtedness of Target and its Subsidiaries outstanding on the Effective Date and listed on Schedule 7.02(b);
          (c) Indebtedness of any Subsidiary to the Borrower or to any other Subsidiary;
          (d) Guarantees by any Subsidiary in respect of Indebtedness of the Borrower or any other Subsidiary otherwise permitted hereunder; provided, however, that any Guarantees by Subsidiaries that are not Subsidiary Guarantors in respect of Indebtedness of the Borrower or any Subsidiary Guarantor shall not exceed, at any time outstanding, $50,000,000 in the aggregate; and
          (e) Indebtedness of all Subsidiaries (other than any Subsidiary Guarantor) in an aggregate principal amount not to exceed, at any time outstanding, 10% of the total book value of the Consolidated Total Tangible Assets of the Borrower and its Subsidiaries.
     7.03 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
          (a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries, provided that when any Subsidiary Guarantor is merging with another Subsidiary, the Subsidiary Guarantor shall be the continuing or surviving Person;
          (b) any Subsidiary may Dispose of all or substantially all of its assets (i) (upon voluntary liquidation or otherwise) to the Borrower or to another Subsidiary or (ii) pursuant to a Disposition permitted by Section 7.04;

          (c) any Subsidiary (other than a Subsidiary Guarantor) may be wound up, liquidated or dissolved, as deemed appropriate by the Borrower; and
          (d) any Person (other than the Borrower or any Subsidiary) may be merged or consolidated with any Subsidiary.
     7.04 Dispositions. Make any Disposition (other than any property which, at the time of any Disposition, constitutes Unrestricted Margin Stock) or enter into any agreement to make any Disposition, except:
          (a) Dispositions of obsolete, surplus or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
          (b) Dispositions of inventory in the ordinary course of business;
          (c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
          (d) Dispositions of property by the Borrower or any of its Subsidiaries to the Borrower or any of its Subsidiaries;
          (e) Dispositions listed on Schedule 7.04;
          (f) Disposition of Receivables pursuant to a Permitted Receivables Securitization;
          (g) Dispositions by the Borrower and its Subsidiaries of property pursuant to sale-leaseback transactions; and
          (h) Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.04; provided that (i) at the time of such Disposition, no Default exists or would result from such Disposition and (ii) the aggregate book value of all property Disposed of in reliance on this clause (h) in any fiscal year shall not exceed 10% of the book value of the total consolidated assets of the Borrower and its Subsidiaries in accordance with GAAP.
     7.05 Transactions with Affiliates. Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to (a) transactions between or among the Borrower and any of its Subsidiaries, (b) transactions otherwise permitted hereunder or (c) transactions that do not exceed, in the aggregate, $5,000,000 during any fiscal year.
     7.06 Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as at the last day of any fiscal quarter to be greater than 3.5 to 1.0.

ARTICLE VIII.
EVENTS OF DEFAULT AND REMEDIES
     8.01 Events of Default. Any of the following shall constitute an Event of Default:
          (a) Non-Payment. The Borrower or any other Loan Party fails to pay (i) when and as required to be paid herein and in the currency required hereunder, any amount of principal of any Loan or (ii) within five days after the same becomes due, any interest on any Loan, any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or
          (b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a), 6.05 (with respect to the existence of the Borrower or any Subsidiary Guarantor), 6.09 or Article VII or any Subsidiary Guarantor fails to perform or observe any term, covenant or agreement contained in Section 1 of the Subsidiary Guaranty; or
          (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier of (i) a Responsible Officer of the Borrower having knowledge of such Default or (ii) the receipt by the Borrower or any such Loan Party of written notice from the Administrative Agent or any Lender of such Default; or
          (d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or
          (e) Cross-Default. (i) The Borrower or any Material Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise and after any applicable grace period) in respect of any Indebtedness (other than Indebtedness hereunder and Indebtedness under Swap Contracts) or Guarantee having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount (any such Indebtedness or Guarantee, “Threshold Indebtedness”), or (B) fails to observe or perform (after any applicable grace period) any other agreement or condition relating to any Threshold Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event (other than (v) any such default or event arising solely out of the violation by the Borrower or any of its Subsidiaries of any covenant in any way restricting the Borrower, or any such Subsidiary’s, right or ability to sell, pledge or otherwise dispose of Unrestricted Margin Stock or (x) any event requiring the repurchase, repayment or redemption (automatically or otherwise) or an offer to repurchase, prepay or redeem any Threshold Indebtedness, or the delivery of any notice with respect thereto, solely as a result of the Borrower’s or any of its Subsidiaries’ failure to consummate a merger or other acquisition contemplated to be funded in whole or in part with the proceeds of such

Threshold Indebtedness or (y) for the avoidance of any doubt, any right (including any prior right) of a holder or holders of any Threshold Indebtedness that is convertible into equity securities to require the repurchase, repayment or redemption of such Threshold Indebtedness on a predetermined date provided in the documentation for such Threshold Indebtedness, or an offer to repurchase, repay or redeem such Threshold Indebtedness on such date or the delivery of a notice with respect thereto or (z) in the event that a lender under the CP Facility becomes a “Defaulting Lender” (as defined therein), a prepayment or cash collateralization by the Borrower of any unreallocated portion of such Defaulting Lender’s outstanding swing line loans under the CP Facility) is to cause, or to permit the holder or holders or the beneficiary or beneficiaries of such Threshold Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Threshold Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Threshold Indebtedness to become payable or cash collateral in respect thereof to be demanded (other than as described in clauses (v), (x), (y) and (z) of this clause (B)); or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) and the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount; or
          (f) Insolvency Proceedings, Etc. Any Loan Party or any of their respective Material Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or
          (g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any of their respective Material Subsidiaries becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or
          (h) Judgments. There is entered against the Borrower or any Material Subsidiary one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) and there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect or such judgment is not satisfied, vacated or discharged; or

          (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount; or
          (j) Invalidity of Loan Documents. Any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
          (k) Change of Control. There occurs any Change of Control.
     8.02 Remedies Upon Event of Default.
     If any Event of Default exists, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
               (i) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and
               (ii) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender. Notwithstanding anything to the contrary contained herein, in no event shall the existence of a Default or Event of Default affect the Obligations of each Lender to make Loans under Section 2.01 on the Closing Date if the conditions set forth in Section 4.02 are satisfied.
     8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including Attorney Costs and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney

Costs under this Agreement and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;
     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them, and
     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
ARTICLE IX.
ADMINISTRATIVE AGENT
     9.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Barclays Bank to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
     9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
          (a) shall not be subject to any fiduciary or other implied duties to any party, regardless of whether a Default exists;
          (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative

Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
          (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
     The Administrative Agent shall not be liable to any Lender for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment). The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender
     The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     9.04 Reliance by Administrative Agent.
     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts and advisors selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants, experts or advisors.

     9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent selected by it with reasonable care and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with and subject to approval by the Borrower (such approval not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and subject to approval by the Borrower (such approval not to be unreasonably withheld or delayed), appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents at such time and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent (other than payments to the Administrative Agent (in such capacity or in its capacity as a Lender) for its own account) shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
     9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arranger, Syndication Agent or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.
     9.09 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise
          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.06 and 10.04) allowed in such judicial proceeding; and
          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.06 and 10.04.
     Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
     9.10 Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder. The Lenders also irrevocably authorize the Administrative

Agent to provide confirmation to the Borrower to the extent requested by the Borrower of the release of the Subsidiary Guarantors pursuant to Section 2.11. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 9.10.
ARTICLE X.
MISCELLANEOUS
     10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
          (a) extend or increase the Commitment of any Lender without the written consent of such Lender;
          (b) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
          (c) reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (iii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;
          (d) change Section 2.09, Section 2.10 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;
          (e) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender; or
          (f) except as is permitted by Section 2.11 or Section 9.10, release all or substantially all of the value of the Subsidiary Guaranty without the written consent of each Lender;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii)

Section 10.06(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; and (iii) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except to the extent provided in Section 2.12(b).
     10.02 Notices; Effectiveness; Electronic Communication.
          (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
               (i) if to the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
               (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
          (b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
          (c) The Platform. The Borrower hereby acknowledges that the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”). THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
          (d) Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.
          (e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
     10.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
     10.04 Expenses; Indemnity; Damage Waiver.
          (a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, the Arranger and each Related Party of any of the foregoing Persons (including Attorney Costs and the charges of the Platform), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out of pocket expenses incurred by the Administrative Agent or any Lender (including Attorney Costs) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations, or in any bankruptcy case or insolvency proceeding in respect of such Loans.
          (b) Indemnification by the Borrower. The Borrower shall indemnify and hold harmless the Administrative Agent (and any sub-agent thereof selected by it with reasonable care), each Lender and the Arranger and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) from and against (and will reimburse each Indemnitee as the same are incurred for) any and all actions, suits, proceedings (including any investigations or inquiries), claims, damages, losses, liabilities and expenses (including Attorney Costs), joint or several, of any kind or nature whatsoever that may be incurred or suffered by, asserted against or involve an Indemnitee or brought by the Borrower, any of its Subsidiaries, any of their respective Affiliates or any other Person or entity, in each case, arising out of or in connection with or by reason of (including in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith (including in connection with the enforcement of the indemnification obligations set forth herein)) (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents or (ii) any Loan or the use or proposed use of the proceeds therefrom, except to the extent such action, suit, proceeding, claim, damage, loss, liability or expense (x) is found to have resulted directly and primarily from such Indemnitee’s gross negligence, material breach of contract or willful misconduct, in each case, as determined by a court of competent jurisdiction in a final and non-appealable judgment, or (y) arises from disputes between and among Persons otherwise entitled to indemnification that have not resulted from any misrepresentation, default or breach of the Loan Documents by the Loan Parties, provided that the Administrative Agent (and its related affiliates, officers, directors, employees, agents, controlling persons, advisors and other representatives), to the extent acting in its capacity as such, shall remain indemnified in respect of such disputes to the extent otherwise entitled to be so indemnified hereunder. The Borrower agrees that no Indemnitee shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Borrower or its Subsidiaries or Affiliates or the Borrower’s respective equity holders or creditors or any other party arising out of, related to or in connection with any aspect of the transactions contemplated hereby, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages determined to have resulted from such Indemnitee’s gross negligence, material breach of contract or willful misconduct, in each case, as determined by a court of competent jurisdiction in a final and non-appealable judgment. Notwithstanding any other provision of this Agreement, no Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through Internet, electronic, telecommunications or other information transmission systems other than damages resulting directly and primarily from its gross negligence, material breach of contract or willful misconduct, in each case, as determined by a court of competent jurisdiction in a final and non-appealable judgment. If legally permitted, any Indemnitee shall promptly notify the Borrower in writing of any claim or action by a third party for which the Indemnitee plans to seek indemnification hereunder; provided that no failure or delay by any Indemnitee to so provide such notice shall relieve the Borrower from any liability or obligation hereunder except to the extent of any material prejudice, damage or liability caused by or arising out of such delay or failure. The Borrower shall have the right to control the defense or settlement of any such claim or action and to select counsel with respect thereto, which counsel shall be subject to the approval of the Indemnitee (such approval not to be unreasonably withheld or delayed); provided, however, that the Borrower shall not consent to any settlement or to the entry of any judgment with respect to such claim or action that (i) does not include a complete and unconditional release of the Indemnitee from all liability with respect thereto, (ii) imposes any liability or obligation on the Indemnitee or (iii) includes any statement as to any admission of fault, culpability, wrong-doing or a failure to act by or on behalf of the Indemnitee, without the prior written consent of the Indemnitee. Notwithstanding the Borrower’s right to appoint counsel to represent an Indemnitee in an action, such Indemnitee shall have the right to employ separate counsel (and the Borrower shall pay for or reimburse such Indemnitee for Attorney Costs) and assume the defense and control the settlement of any claim or action as to it with the consent of the Borrower (such consent not to be unreasonably withheld or delayed) if (i) the use of counsel chosen by the Borrower to represent the Indemnitee would present such counsel with an actual or potential conflict of interest or the Indemnitee reasonably determines that there are defenses available to it which are in addition to or different from the defenses available to the Borrower or (ii) the Borrower shall not have employed counsel satisfactory to the Indemnitee to represent the Indemnitee within a reasonable time after notice of the institution of such action. Notwithstanding the foregoing, any Indemnitee shall have the right to settle any such claim or action without the consent of the Borrower; provided that the Borrower shall have no liability for any settlement entered into without its consent.

          (c) Reimbursement by Lenders. Each Lender severally agrees to indemnify (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) the Administrative Agent, each of its sub-agents and their respective Related Parties (each, an “Agent Indemnitee”), ratably according to such Lender’s Applicable Percentage in effect on the date on which indemnification is sought under this subsection (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever (each, an “Indemnified Loss”) that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee and which may be brought by the Borrower, any of its Subsidiaries, any Lender, any of their respective Affiliates or any other party, in any way relating to or arising out of, the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that the Indemnified Loss was incurred by or asserted against the Administrative Agent or its sub-agent in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent or its sub-agent in connection with such capacity; provided further, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable judgment of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.09(d).
          (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction in a final and non-appealable judgment.
          (e) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
          (f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

     10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, of such recovery or payment. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     10.06 Successors and Assigns.
          (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section, or (iv) to an SPC in accordance with the provisions of subsection (h) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby and the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it; provided that any such assignment shall be subject to the following conditions:
               (i) Minimum Amounts.
                    (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

                    (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment and the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of such Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default exists, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
               (ii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
                    (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default exists at the time of such assignment or (2) such assignment is to an existing Lender or, in the case of any assignment of any funded Loan hereunder, an Affiliate of an existing Lender or an Approved Fund; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; and
                    (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to any Person that is not either an existing Lender or, in the case of any assignment of any funded Loan hereunder, an Affiliate of an existing Lender or an Approved Fund;
provided that, notwithstanding anything to the contrary in this Agreement, all assignments by any Lender prior to the funding of the Loans on the Closing Date shall require, in any event, the prior consent of the Borrower, provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof.
               (iii) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required by Section 3.01(f).
               (iv) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
               (v) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

               (vi) No Assignment Resulting in Additional Indemnified Taxes. No such assignment shall be made to any Person that, through its Lending Offices, is not capable of lending Euro to the Borrower without the imposition of any additional Indemnified Taxes.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
          (c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts and interest of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The right, title, and interest of any Lender shall be transferable only upon notation of such transfer in the Register. The Register shall be available for inspection by the Borrower or any Lender (but only, in the case of a Lender, at the Administrative Agent’s Office and with respect to any entry relating to such Lender’s Commitments or Loans), at any reasonable time and from time to time upon reasonable prior notice.
          (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled, through the applicable Lender, to the benefits of, and subject to the limitations of, Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10 as though it were a Lender. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts and interest of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided, that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, and such Lender, each Loan Party and the Administrative Agent shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.
          (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant. Without limiting the foregoing, no Participant shall be entitled to the benefits of Section 3.01 unless such Participant complies with Section 3.01(f) as though it were a Lender.
          (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note(s), if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

          (h) Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof or, if it fails to do so, to make such payment to the Administrative Agent as is required under Section 2.09(b)(ii). Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent and with the payment of a processing fee in the amount of $3,500 to the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.
     10.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees on its own behalf and on behalf of its Affiliates to keep confidential all non-public Information provided to it by the Borrower or any of its Subsidiaries pursuant to or in connection with this Agreement; provided that nothing herein shall prevent the Administrative Agent or any Lender from disclosing any such Information (a) subject to an express agreement to maintain the confidentiality of such Information in compliance with the provisions of this Section 10.07 to an Affiliate of the Administrative Agent or any Lender, solely for the purposes of, or otherwise in connection with, this Agreement, (b) subject to an express agreement to maintain the confidentiality of such Information in compliance with the provisions of this Section 10.07, to any actual or prospective transferee or any direct or indirect counterparty to any Swap Contract (or any professional advisor to such counterparty), (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates, or of any Affiliate of any Lender, in each case who have a need to know such Information in accordance with customary business practices (it being understood that the person to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (d)

upon the request or demand of any governmental or regulatory authority, (e) in response to any order of any court or other governmental or regulatory authority or as may otherwise be required pursuant to any requirement of law, (f) if required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, other than as a result of a disclosure by the Administrative Agent or any Lender or any of their respective employees, directors, agents, attorneys, accountants and other professional advisors or those of any of their respective affiliates, in violation of this paragraph, (h) upon the request of any rating agency when required by it, (i) upon the request of the CUSIP Service Bureau or any similar organization or (j) in connection with the exercise of any remedy hereunder or under any of the Loan Documents or to prepare any defense relating to this Agreement, any of the Loan Documents or any transaction or matter related thereto. The Administrative Agent or any Lender shall, prior to any disclosure under clause (d), (e), (f), (h) or (i) above to (x) any governmental or regulatory authority that does not have supervisory, regulatory or other similar authority with respect to the Administrative Agent or such Lender and that is seeking such disclosure solely in connection with an investigation, litigation or other proceeding that does not otherwise involve the Administrative Agent or such Lender or (y) any other person that is not a governmental or regulatory authority, notify the Borrower of any request for the disclosure of any such non-public Information so as to provide the Borrower with the reasonable opportunity to obtain a protective order or other comparable relief; provided, that no such notification will be required if the Administrative Agent or such Lender (or their respective counsel) reasonably determines that such notification would be prohibited by applicable law or court order. None of the Administrative Agent or any Lender will make available to the Borrower or any of its Affiliates confidential Information that they have obtained or may obtain from any other customer. The Administrative Agent and each Lender are permitted to access, use and share with any of their respective bank or non-bank Affiliates, agents, advisors (legal or otherwise) or representatives any Information concerning the Borrower or any of its Affiliates that is or may come into the possession of the Administrative Agent or any Lender or any of such Affiliates; provided, however, that, in each case, such Information shall be used solely in connection with this Credit Agreement.
     For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary after the date hereof.
     Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.
     10.08 Right of Setoff. If an Event of Default exists, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
     10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
     10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, facsimile or pdf or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
     10.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.
     10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender is a Defaulting Lender, if the obligation of any Lender to make or continue Eurocurrency Rate Loans is suspended pursuant to Section 3.02, or if any Lender (a “Non-Consenting Lender”) refuses to consent to an amendment, modification or waiver of this Agreement that, pursuant to Section 10.01, requires consent of 100% of the Lenders and for which the consent of the Required Lenders has been obtained or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to execute an Assignment and Assumption (the Administrative Agent being hereby authorized to execute any Assignment and Assumption on behalf of such Lender relating to the assignment of Loans and/or Commitments of such Lender) assigning and delegating, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment, but may not be a natural person, the Borrower or any Affiliate or Subsidiary of the Borrower), provided that:
          (a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);
          (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
          (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
          (d) in the event such Lender is a Non-Consenting Lender, each assignee shall consent, at the time of such assignment, to each matter in respect of which such Lender was a Non-Consenting Lender and the Borrower also requires each other Lender that is a Non-Consenting Lender to assign its Loans and Commitments; and
          (e) such assignment does not conflict with applicable Laws.
A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

     10.14 Governing Law; Jurisdiction; Etc.
          (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          (b) SUBMISSION TO JURISDICTION. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT NOT SUBJECT TO FURTHER APPEAL IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
          (c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
          (d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

     10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, the other Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, and the Borrower and the other Loan Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (b) in connection with the process leading to such transaction, the Administrative Agent and the Arranger each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower, any other Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (c) neither the Administrative Agent nor the Arranger has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or the Arranger has advised or is currently advising the Borrower, the other Loan Parties or any of their respective Affiliates on other matters) and neither the Administrative Agent nor the Arranger has any obligation to the Borrower, the other Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (d) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (e) the Administrative Agent and the Arranger have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower and each other Loan Party hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty. Notwithstanding the foregoing, the parties hereto acknowledge and agree that the provisions of this paragraph shall be subject to the terms of the Company Financial Advisor Agreement (as defined below). The Borrower and each other Loan Party acknowledges that Arranger (or one or more of its affiliates) has been retained by the Borrower as a buy-side financial advisor to the Borrower (in such capacity, “Company Financial Advisor” and the written retention agreement in respect thereof, the “Company Financial Advisor Agreement”) in connection with the Acquisition. Notwithstanding the foregoing, the Borrower and each other Loan Party agrees not to assert any claim it might allege based on any actual or potential conflict of interest that might be asserted to arise or result from the engagement of the Company Financial Advisor and the Arranger’s or its affiliates’ relationships with the Borrower as described and referred to herein.
     10.17 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act.
     10.18 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

THERMO FISHER SCIENTIFIC INC.
By:	/s/ Anthony H. Smith
Name:	Anthony H. Smith
Title:	Vice President, Tax and Treasury and Treasurer

Credit Agreement Signature Page

BARCLAYS BANK PLC, as Administrative Agent and a Lender
By:	/s/ Ritam Bhalla
Name:	Ritam Bhalla
Title:	Vice President

Credit Agreement Signature Page

Bank of America, N.A., as a Lender
By:	/s/ Jill J. Hogan
Name:	Jill J. Hogan
Title:	Vice President

Credit Agreement Signature Page

JPMORGAN CHASE BANK, N.A., as a Lender
By:	/s/ Vanessa Chiu
Name:	Vanessa Chiu
Title:	Executive Director

Credit Agreement Signature Page

DEUTSCHE BANK AG CAYMAN ISLANDS BRANCH, as a Lender
By:	/s/ Frederick W. Laird
Name:	Frederick W. Laird
Title:	Managing Director

By:	/s/ Ming K. Chu
Name:	Ming K. Chu
Title:	Vice President

Credit Agreement Signature Page

The Royal Bank of Scotland plc, as a Lender
By:	/s/ Scott MacVicar
Name:	Scott MacVicar
Title:	Authorized Signatory

Credit Agreement Signature Page

BNP Paribas, as a Lender
By:	/s/ Nicholas Rabier
Name:	Nicholas Rabier
Title:	Director

By:	/s/ Brendan Heneghan
Name:	Brendan Heneghan
Title:	Vice President

Credit Agreement Signature Page

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD, as a Lender
By:	/s/ Brian McNany
Name:	Brian McNany
Title:	Vice President

Credit Agreement Signature Page

Goldman Sachs Bank USA, as a Lender
By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

Credit Agreement Signature Page

HSBC Bank USA, National Association, as a Lender
By:	/s/ David Carroll
Name:	David Carroll
Title:	Vice President

Credit Agreement Signature Page

EXHIBIT A-1
FORM OF LOAN NOTICE
Date: ___________, _____
To: Barclays Bank PLC, as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement, dated as of June 23, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Thermo Fisher Scientific Inc., a Delaware corporation (the “Company”), the Lenders from time to time party thereto, and Barclays Bank PLC, as Administrative Agent.
     The Company hereby requests:
     ☐ A Borrowing of Loans           ☐ A conversion or continuation of Loans
1	On ____________________ (a Business Day).

2.	In the amount of $ __________________.

3.	Comprised of _______________________

[Type of Loan requested]

4.	In the following currency: ________________________

5.	For Eurocurrency Rate Loans or EURIBOR Rate Loans: with an Interest Period of ___ months.
     The Borrowing, if any, requested herein complies with Section 2.01 of the Agreement.
[Signature Page Follows]

A-1-1

THERMO FISHER SCIENTIFIC INC.
By:
Name:
Title:

A-1-2

EXHIBIT A-2
FORM OF PREPAYMENT NOTICE
Date: ___________, _____
To: Barclays Bank PLC, as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement, dated as of June 23, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Thermo Fisher Scientific Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Barclays Bank PLC, as Administrative Agent.
     Pursuant to Section 2.03 of the Credit Agreement, the Borrower hereby gives notice to the Administrative Agent that on ______________, 20__ (the “Prepayment Date”), it intends to voluntarily prepay Loans in an aggregate amount of __________________. Such prepayment shall be applied in whole on the Prepayment Date to the repayment as follows:
(A)	_____________ of Base Rate Loans,

(B)	_____________ of Eurocurrency Rate Loans with an Interest Period of _____________, and

(C)	_____________ of EURIBOR Rate Loans with an Interest Period of _____________, all interest and fees due and payable in connection therewith. Such prepayment should be applied in accordance with the Agreement. The Borrower acknowledges that it has been informed by the Administrative Agent that this notice may not be withdrawn by the Borrower, unless the Administrative Agent in its sole discretion consents to such withdrawal.
[Signature Page Follows]

A-2-1

     IN WITNESS WHEREOF, the undersigned has executed this Prepayment Notice as of the date first set forth above.

THERMO FISHER SCIENTIFIC INC.
By:
Name:
Title:

A-2-2

EXHIBIT B
FORM OF NOTE
_______________________
     FOR VALUE RECEIVED, the undersigned (the “Borrower”) hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of June 23, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Thermo Fisher Scientific Inc., a Delaware corporation (the “Company”), the Lenders from time to time party thereto and Barclays Bank PLC, as Administrative Agent.
     The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the currency in which such Loan was denominated and in Same Day Funds at the Administrative Agent’s Office for such currency. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
     This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Subsidiary Guaranty. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount, currency and maturity of its Loans and payments with respect thereto.
     No transfer by the Lender of any interest of the Lender in this Note or in the right to receive any payments hereunder shall be effective unless and until a book entry of such transfer is made upon the Register referred to in the Agreement.
     The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

THERMO FISHER SCIENTIFIC INC.
By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

				Amount of	Outstanding
		Currency and	End of	Principal or	Principal
	Type of Loan	Amount of	Interest	Interest Paid	Balance This	Notation
Date	Made	Loan Made	Period	This Date	Date	Made By

EXHIBIT C
FORM OF COMPLIANCE CERTIFICATE
Financial Statement Date: __________,
To: Barclays Bank PLC, as Administrative Agent
Ladies and Gentlemen:
     Reference is made to that certain Credit Agreement, dated as of June 23, 2011 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Thermo Fisher Scientific Inc., a Delaware corporation (the “Company”), the Lenders from time to time party thereto, and Barclays Bank PLC, as Administrative Agent.
     The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the _____________________ of the Company, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Company, and that:
[Use the following paragraph 1 for fiscal year-end financial statements]
     1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Company ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.
[Use the following paragraph 1 for fiscal quarter-end financial statements]
     1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Company ended as of the above date. Such financial statements fairly present the financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with GAAP as at such date and for such period, subject only to normal year-end audit adjustments and the absence of footnotes; and
[select one:]
     [to the best knowledge of the undersigned during such fiscal period, the Company performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default exists.]
[—or—]
     [the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]
     2. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

C-1

     IN WITNESS WHEREOF, the undersigned has executed this Certificate as of _____________________, ____________.

THERMO FISHER SCIENTIFIC INC.
By:
Name:
Title:

C-2

EXHIBIT D
ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees] hereunder are several and not joint.].2 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the Credit Agreement and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor. Each such sale and assignment must be recorded in the Register pursuant to Section 10.06(c) of the Credit Agreement for such sale and assignment to be effective.

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]: ____________________

____________________

____________________

2.	Assignee[s]: ____________________

____________________

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower: Thermo Fisher Scientific Inc.

4.	Administrative Agent: Barclays Bank PLC, as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of June 23, 2011, among Thermo Fisher Scientific Inc., the Lenders from time to time party thereto, and Barclays Bank PLC, as Administrative Agent.

6.	Assigned Interest[s]:

Aggregate
		Amount of	Amount of	Percentage
		Loans	Loans	Assigned of		CUSIP
Assignor[s][3]	Assignee[s][4]	for all Lenders[5]	Assigned	Loans[6]		Number
		$	$		%

		$	$		%

		$	$		%

[7.	Trade Date: __________________][7]

[3]	List each Assignor, as appropriate.

[4]	List each Assignee, as appropriate.

[5]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[6]	Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.

[7]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
[Remainder of page intentionally left blank.]

     The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Name:
Title:

[Consented to and] Accepted:
BARCLAYS BANK PLC, as
     Administrative Agent

By:
Name:
Title:
[Consented to:]
THERMO FISHER SCIENTIFIC INC.

By:
Name:
Title:

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
CREDIT AGREEMENT DATED AS OF JUNE 23, 2011,
AMONG THERMO FISHER SCIENTIFIC INC.,
THE LENDERS FROM TIME TO TIME PARTY THERETO, AND
BARCLAYS BANK PLC, AS ADMINISTRATIVE AGENT
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.06(b)(ii), (iv), (v), and (vi) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(ii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.
          3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E
FORM OF SUBSIDIARY GUARANTY
This SUBSIDIARY GUARANTY (“Guaranty”) is entered into as of [_______ __], 2011 by [_____________________] (the “Guarantor” and, together with any additional Domestic Subsidiaries of the Borrower (as defined below) executing this Guaranty after the date hereof pursuant to Section 17 hereof, collectively, the “Guarantors”), in favor of and for the benefit of BARCLAYS BANK PLC, as agent for and representative of (in such capacity herein called the “Guarantied Party”), the financial institutions (the “Lenders”) party to the Credit Agreement (as hereinafter defined; the terms defined therein and not otherwise defined herein being used herein as therein defined).
R E C I T A L S
WHEREAS, Thermo Fisher Scientific Inc., a Delaware corporation (the “Borrower”), has entered into a Credit Agreement dated as of June 23, 2011 (as it may hereafter be amended, restated, amended and restated, supplemented or otherwise modified from time to time, being the “Credit Agreement”) with the Lenders, and the Guarantied Party as Administrative Agent for the Lenders, pursuant to which Lenders have made certain commitments, subject to the terms and conditions set forth in the Credit Agreement, to extend certain credit facilities to the Borrower; and
WHEREAS, the Guarantied Party and the Lenders are sometimes referred to herein as the “Beneficiaries”;
NOW THEREFORE, for value received, the sufficiency of which is hereby acknowledged, and in consideration of any credit and/or financial accommodation heretofore or hereafter from time to time made or granted to the Borrower by the Beneficiaries, each Guarantor hereby furnishes its guaranty of the Guarantied Obligations (as hereinafter defined) as follows:
     1. Guaranty. (a) In order to induce the Lenders to extend credit to the Borrower, each Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all existing and future Obligations of the Borrower to the Beneficiaries, now or hereafter made, incurred or created, whether absolute or contingent, liquidated or unliquidated, whether due or not due, and however arising under or in connection with the Credit Agreement, this Guaranty, the other Loan Documents (including those arising under successive borrowing transactions under the Credit Agreement and all renewals, extensions and modifications thereof and all costs, attorneys’ fees and expenses incurred by the Beneficiaries in connection with the collection or enforcement thereof payable in accordance with, and to the extent provided in Section 10.04 of the Credit Agreement) and whether recovery upon such indebtedness and liabilities may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any

Guarantor or the Borrower under any Debtor Relief Law, and including interest that accrues after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws (collectively, the “Guarantied Obligations”). In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees that any Guarantor’s payment of a portion, but not all, of the Guarantied Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guarantied Obligations that has not been paid. The books and records of each Beneficiary showing the amount of the Guarantied Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Guarantors and conclusive for the purpose of establishing the amount of the Guarantied Obligations absent manifest error. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guarantied Obligations or any instrument or agreement evidencing any Guarantied Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guarantied Obligations which might otherwise constitute a defense to the obligations of each Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing.
     (b) Anything contained in this Guaranty to the contrary notwithstanding, the obligations of each Guarantor under this Guaranty and the other Loan Documents shall be limited to a maximum aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any applicable provisions of comparable state law (collectively, the “Fraudulent Transfer Laws”), in each case after giving effect to all other liabilities of such Guarantor, contingent or otherwise, that are relevant under the Fraudulent Transfer Laws (specifically excluding, however, any liabilities of such Guarantor (i) in respect of intercompany indebtedness to the Borrower or other Affiliates of the Borrower to the extent that such indebtedness would be discharged in an amount equal to the amount paid by such Guarantor hereunder and (ii) under any guaranty of subordinated Indebtedness which guaranty contains a limitation as to maximum amount similar to that set forth in this Section 1(b), pursuant to which the liability of such Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets to the value (as determined under the applicable provisions of the Fraudulent Transfer Laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of any agreement.
     (c) The Guarantors desire to allocate among themselves, in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor under this Guaranty, each such Guarantor shall be entitled to a contribution from each of the other Guarantors in the maximum amount permitted by law so as to maximize the aggregate amount of the Guarantied Obligations paid to the Beneficiaries.
     2. Representations and Warranties. Each Guarantor represents and warrants that (a) it is duly organized or formed, validly existing and, as applicable, in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to execute, deliver and perform its obligations under this Guaranty, and all necessary authority has been obtained; (b) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms; (c) the making and performance of this Guaranty does not and will not violate in any material respect the provisions of any applicable law, regulation or order, and does not and will not result in the breach of, or constitute a default or require any consent under, any material agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected; and (d) all requisite governmental licenses, authorizations, consents and approvals for the execution, delivery and performance of this Guaranty have been obtained or made and are in full force and effect; except in each case referred to in clause (a) or (c), to the extent that such failure to do so or such contravention, as the case may be, could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
     3. Covenants. Unless the Required Lenders or all Lenders, as the case may be, shall otherwise consent in writing in accordance with the terms of the Credit Agreement, each Guarantor agrees that, so long as any part of the Obligations under the Credit Agreement shall remain unpaid or any Lender shall have any Commitment, such Guarantor shall, and shall cause each of its Subsidiaries to, perform or observe all of the terms, covenants and agreements that the Loan Documents state that the Borrower is to cause such Guarantor and such Subsidiaries to perform or observe.
     4. No Setoff or Deductions; Taxes; Payments. Each Guarantor represents and warrants that it is organized and resident in the United States of America. Each Guarantor shall make all payments hereunder without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless such Guarantor is compelled by law to make such deduction or withholding. If any such obligation (other than one arising with respect to taxes based on or measured by the income or profits of any Beneficiary) is imposed upon any Guarantor with respect to any amount payable by it hereunder, such Guarantor will pay to each Beneficiary, on the date on which such amount is due and payable hereunder, such additional amount in U.S. dollars as shall be necessary to enable the such Beneficiary to receive the same net amount which such Beneficiary would have received on such due date had no such obligation been imposed upon such Guarantor. Each Guarantor will deliver promptly to each Beneficiary certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by such Guarantor hereunder. The obligations of the Guarantors under this section shall survive the payment in full of the Guarantied Obligations and termination of this Guaranty. At the applicable Beneficiary’s option, all payments under this Guaranty shall be made in the United States. The obligations hereunder shall not be affected by any acts of any legislative body or governmental authority affecting the Borrower, including but not limited to, any restrictions on the conversion of currency or repatriation or control of funds or any total or partial expropriation of the Borrower’s property, or by economic, political, regulatory or other events in the countries where the Borrower is located.
     5. Rights of Beneficiaries. Each Guarantor consents and agrees that any Beneficiary may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Guarantied Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guarantied Obligations; (c) apply such security and direct the order or manner of sale thereof as such Beneficiary in its reasonable discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guarantied Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor.
     6. Certain Waivers. Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Beneficiary) of the liability of the Borrower; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any right to require any Beneficiary to proceed against the Borrower, proceed against or exhaust any security for the Indebtedness, or pursue any other remedy in such Beneficiary’s power whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Beneficiary; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties.
     Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guarantied Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guarantied Obligations.
     7. Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guarantied Obligations and the obligations of any other guarantor, and a separate action may be brought against any Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.
     8. Subrogation. No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guarantied Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and any commitments of each Beneficiary or facilities provided by each Beneficiary with respect to the Guarantied Obligations are terminated. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of each Beneficiary and shall forthwith be paid to each Beneficiary to reduce the amount of the Guarantied Obligations, whether matured or unmatured.
     9. Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Guarantied Obligations now or hereafter existing and shall remain in full force and effect with respect to all Guarantied Obligations only until all Obligations under the Credit Agreement and the other Loan Documents and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and any commitments of any Beneficiary or facilities provided by any Beneficiary with respect to the Obligations under the Credit Agreement are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any Guarantor is made, or any Beneficiary exercises its right of setoff, in respect of the Guarantied Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Beneficiary in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Guarantied Party is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction.
     10. Subordination. Each Guarantor hereby subordinates the payment of all obligations and indebtedness of the Borrower owing to such Guarantor (including any obligation or indebtedness of the Borrower owing to such Guarantor as subrogee of any Beneficiary in respect of any Guarantied Obligations), whether now existing or hereafter arising and in each case resulting from any Guarantor’s performance under this Guaranty, to the indefeasible payment in full in cash of all Guarantied Obligations. Nothing herein shall preclude the Guarantor from making advances to the Borrower or receiving payment of those obligations, to the extent permitted under the Credit Agreement, in each case prior to the occurrence of an Event of Default.
     11. Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guarantied Obligations is stayed, in connection with any case commenced by or against any other Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor immediately upon demand by the Guarantied Party.
     12. Expenses. Each Guarantor shall pay on demand all out-of-pocket expenses incurred by any Beneficiary (including Attorney Costs of any Beneficiary) in connection with the enforcement or protection of any Beneficiary’s rights under this Guaranty or in respect of the Guarantied Obligations, including any incurred during any “workout” or restructuring in respect of the Guarantied Obligations and any incurred in the preservation, protection or enforcement of any rights of any Beneficiary in any proceeding under any Debtor Relief Laws. The obligations of each Guarantor under this section shall survive the payment in full of the Guarantied Obligations and termination of this Guaranty.
     13. Miscellaneous. No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by the Guarantied Party and each Guarantor. No failure by any Beneficiary to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein. Unless otherwise agreed by the Guarantied Party and each Guarantor in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by such Guarantor for the benefit of the Beneficiaries or any term or provision thereof.
     14. Condition of Borrower. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as such Guarantor requires, and that the Beneficiaries have no duty, and such Guarantor is not relying on the Beneficiaries at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrower or any other guarantor (the guarantor waiving any duty on the part of the Beneficiaries to disclose such information and any defense relating to the failure to provide the same).
     15. Setoff. If and to the extent any payment is not made when due hereunder, any Beneficiary may setoff and charge from time to time any amount so due against any or all of each Guarantor’s accounts or deposits with such Beneficiary.
     16. Indemnification and Survival. Without limitation of its indemnification obligations under the other Loan Documents, each Guarantor agrees to indemnify and hold harmless the Guarantied Party and the other Indemnitees from and against (and will reimburse each Indemnitee as the same are incurred for) any and all actions, suits, proceedings (including any investigations or inquiries), claims, damages, losses, liabilities and expenses (including Attorney Costs and all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee), in each case, arising out of or in connection with or by reason of (including in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the execution or delivery of this Guaranty or any other Loan Document or any agreement or instrument contemplated hereby and thereby or, in the case of the Guarantied Party and its Related Parties only, the administration of this Guaranty and the other Loan Documents, to the extent the Borrower would be required to do so pursuant to Section 10.04 of the Credit Agreement.
     17. Additional Guarantors. The initial Guarantors hereunder shall be such of the Subsidiaries of the Borrower as are signatories hereto on the date hereof. From time to time subsequent to the date hereof, other Subsidiaries of the Borrower may become parties hereto, as additional Guarantors (each an “Additional Guarantor”), by executing a counterpart of this Guaranty in substantially the form attached as Exhibit A. Upon delivery of any such counterpart to the Guarantied Party, notice of which is hereby waived by the Guarantors, each such Additional Guarantor shall be a Guarantor and shall be as fully a party hereto as if such Additional Guarantor were an original signatory hereof. Each Guarantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Guarantor hereunder. This Guaranty shall be fully effective as to any Guarantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Guarantor hereunder.

     18. Discharge of Guaranty Upon Sale of a Subsidiary Guarantor. If all of the stock of any Guarantor or any of its successors in interest under this Guaranty shall be sold or otherwise disposed of (including by merger or consolidation) in a sale or other disposition to a Person (other than a Subsidiary or an Affiliate of the Borrower) not prohibited by the Credit Agreement or otherwise consented to by the Required Lenders in accordance with the terms of the Credit Agreement, such Guarantor or such successor in interest, as the case may be, may request the Guarantied Party to, and the Guarantied Party shall, execute and deliver documents or instruments necessary to evidence the release and discharge of this Guaranty as provided in Section 9.10 of the Credit Agreement.
     19. GOVERNING LAW; ASSIGNMENT; JURISDICTION; NOTICES. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK.
     This Guaranty shall (a) bind each Guarantor and its successors and assigns, provided that no Guarantor may assign its rights or obligations under this Guaranty without the prior written consent of the Beneficiaries (and any attempted assignment without such consent shall be void), and (b) inure to the benefit of each Beneficiary and its successors and assigns and each Beneficiary may, without notice to any Guarantor and without affecting any Guarantor’s obligations hereunder, assign, sell or grant participations in the Guarantied Obligations and this Guaranty, in whole or in part.
     EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY SHALL AFFECT ANY RIGHT THAT ANY BENEFICIARY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY AGAINST ANY GUARANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
     EACH GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY IN ANY

COURT REFERRED TO IN THE IMMEDIATELY PRECEDING PARAGRAPH OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
     EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 OF THE CREDIT AGREEMENT. NOTHING IN THIS GUARANTY WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
     Each Guarantor agrees that any Beneficiary may disclose, in accordance with Section 10.07 of the Credit Agreement, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations of all or part of the Guarantied Obligations any and all information in such Beneficiary’s possession concerning such Guarantor, this Guaranty and any security for this Guaranty. All notices and other communications to any Guarantor under this Guaranty shall be provided in the manner set forth for notices in Section 10.02 of the Credit Agreement.
     20. WAIVER OF JURY TRIAL; FINAL AGREEMENT. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     THIS GUARANTY CONSTITUTES THE ENTIRE CONTRACT AMONG THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND SUPERSEDES ANY AND ALL PREVIOUS AGREEMENTS AND UNDERSTANDINGS, ORAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF.
     21. Foreign Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due under this Guaranty in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the applicable Beneficiary could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Guarantor in respect of any such sum due from it to any Beneficiary under this Guaranty shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Guaranty (the “Obligations Currency”), be discharged only to the extent that on the Business Day following receipt by any Beneficiary of any sum adjudged to be so due in the Judgment Currency, such Beneficiary may in accordance with normal banking procedures purchase the Obligations Currency with the Judgment Currency. If the amount of the Obligations Currency so purchased is less than the sum originally due to such Beneficiary from any Guarantor in the Obligations Currency, each such Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Beneficiary to whom such obligation was owing against such loss. If the amount of the Obligations Currency so purchased is greater than the sum originally due to such Beneficiary in such currency, such Beneficiary agrees to return the amount of any excess to each such Guarantor.
     22. Guarantied Party as Agent. The Guarantied Party has been appointed to act as the Guarantied Party hereunder by Lenders. The Guarantied Party shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action, solely in accordance with this Guaranty and the Credit Agreement; provided that the Guarantied Party shall exercise, or refrain from exercising, any remedies under or with respect to this Guaranty in accordance with the instructions of the Required Lenders or all Lenders, as the case may be, in accordance with the terms of the Credit Agreement.
The Guarantied Party shall at all times be the same Person that is the Administrative Agent under the Credit Agreement. Written notice of resignation by the Administrative Agent pursuant to Section 9.06 of the Credit Agreement shall also constitute notice of resignation as the Guarantied Party under this Guaranty; and appointment of a successor Administrative Agent (after resignation or removal) pursuant to Section 9.06 of the Credit Agreement shall also constitute appointment of a successor Guarantied Party under this Guaranty. Upon the acceptance of any appointment as the Administrative Agent under Section 9.06 of the Credit Agreement by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Guarantied Party under this Guaranty, and the retiring or removed Guarantied Party under this Guaranty shall promptly (a) transfer to such successor Guarantied Party all sums held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Guarantied Party under this Guaranty, and (b) take such other actions as may be necessary or appropriate in connection with the assignment to such successor Guarantied Party of the rights created hereunder, whereupon such retiring Guarantied Party shall be discharged from its duties and obligations under this Guaranty. After any retiring Guarantied Party’s resignation hereunder as the Guarantied Party, the provisions of this Guaranty shall inure to its benefits as to any actions taken or omitted to be taken by it under this Guaranty while it was the Guarantied Party hereunder.
     23. Counterparts; Effectiveness. This Guaranty may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original for all purposes; but all such counterparts together shall constitute but one and the same instrument. This Guaranty shall become effective as to each Guarantor upon the execution of a counterpart hereof by such

Guarantor (whether or not a counterpart hereof shall have been executed by any other Guarantor) and receipt by the Guarantied Party of written or telephonic notification of such execution and authorization of delivery thereof.
     24. Application of Funds. Except as expressly provided elsewhere in this Guaranty, all proceeds received by the Beneficiaries on account of the Guarantied Obligations from any Guarantor shall be applied to the payment of all Guarantied Obligations (for the ratable benefit of the holders thereof) and, as to Obligations arising under the Credit Agreement, as provided in Section 8.03 of the Credit Agreement.
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     IN WITNESS WHEREOF, the Guarantor and, solely for purposes of the waiver of the right to jury trial contained in Section 20 hereof, the Guarantied Party have caused this Guaranty to be duly executed and delivered by their respective officers thereunto duly authorized as of the date hereof.

[_______________], as a Guarantor
By:
Name:
Title:

[_______________], as a Guarantor
By:
Name:
Title:

[Signature Page to Subsidiary Guaranty]

BARCLAYS BANK PLC, as Administrative Agent, as Guarantied Party
By:
Name:
Title:

[Signature Page to Subsidiary Guaranty]

EXHIBIT A
[FORM OF] COUNTERPART FOR ADDITIONAL GUARANTORS
     This COUNTERPART (this “Counterpart”), dated _______, 20__, is delivered pursuant to Section 17 of the Guaranty referred to below. The undersigned hereby agrees that this Counterpart may be attached to the Guaranty, dated as of [______ __], 2011 (as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Guaranty”; capitalized terms used herein not otherwise defined herein shall have the meanings ascribed therein), among [______________] and the other Guarantors named therein and Barclays Bank PLC, as Administrative Agent for the Lenders, as Guarantied Party. The undersigned, by executing and delivering this Counterpart, hereby becomes an Additional Guarantor under the Guaranty in accordance with Section 17 thereof and agrees to be bound by all of the terms thereof.
     IN WITNESS WHEREOF, the undersigned has caused this Counterpart to be duly executed and delivered by its officer thereunto duly authorized as of ______________, 20_.

[NAME OF ADDITIONAL GUARANTOR], as a Guarantor
By:
Name:
Title:

E-13